SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

UIL Holdings Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF THE SHAREOWNERS

Date:	May 9, 2007

Time:	10:00 a.m.

Place:	Quinnipiac University
School of Law Center – Grand Courtroom
275 Mount Carmel Avenue
Hamden, Connecticut

Matters to be voted on:

1.	Election of Directors.

2.	Ratification of the selection of PricewaterhouseCoopers LLP as UIL Holdings Corporation’s independent registered public accounting firm for 2007.

3.	Proposal to amend the Certificate of Incorporation of UIL Holdings Corporation to increase the number of authorized shares of common stock.

4.	Any other matters properly brought before the shareowners at the annual meeting or any adjournment of the annual meeting.

You can vote your shares of common stock at the annual meeting if UIL Holdings Corporation’s records show that you owned the shares on March 6, 2007.

Whether you plan to attend the annual meeting or not, please fill in, sign, date and promptly return the enclosed proxy in the envelope provided with the postage prepaid.

April 5, 2007

By Order of the Board of Directors,

SUSAN E. ALLEN
Vice President Investor Relations,
Corporate Secretary and Treasurer

YOUR VOTE IS IMPORTANT

In order to save UIL Holdings Corporation the expense of further solicitation to ensure that a quorum is present at the annual meeting, please return your proxy promptly - regardless of the number of shares you own, and regardless of whether you plan to attend the meeting.

Directions to Quinnipiac University appear at the end of the accompanying Proxy Statement.

PROXY STATEMENT

UIL Holdings Corporation (UIL Holdings) is mailing this proxy statement and the accompanying proxy form on or about April 5, 2007 to all of its shareowners who, according to its records, held common stock as of the close of business on March 6, 2007, in connection with the solicitation of proxies for use at the 2007 Annual Meeting of the Shareowners. The Annual Meeting will be held on Wednesday, May 9, 2007 at 10:00 a.m. at Quinnipiac University, School of Law Center – Grand Courtroom, 275 Mount Carmel Avenue, Hamden, Connecticut, for the purposes listed in the accompanying Notice of Annual Meeting of the Shareowners. UIL Holdings is making this solicitation, and it will bear the expense of printing and mailing proxy materials to shareowners. UIL Holdings will ask banks, brokers and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners of shares and to secure their voting instructions, if necessary, and UIL Holdings will reimburse them for their reasonable expenses in so doing. Directors, officers and employees of UIL Holdings may also solicit proxies personally or by telephone, but they will not be specifically compensated for soliciting proxies. In addition, UIL Holdings has retained Georgeson Shareholder Communications, Inc. of New York, New York, to aid in the solicitation of proxies by similar methods at a cost to UIL Holdings of $12,500, plus expenses.

SHAREOWNERS ENTITLED TO VOTE

At the close of business on March 6, 2007, the record date for the annual meeting, 25,130,590 shares of UIL Holdings’ common stock were outstanding. Shareowners of all outstanding shares of common stock will be entitled to vote at the meeting, each share being entitled to one vote, on each matter coming before the meeting as listed in the accompanying Notice of Annual Meeting of the Shareowners. In accordance with UIL Holdings’ bylaws, the President will appoint inspectors of proxies and tellers to count all votes on each matter coming before the meeting.

Shareowners who are participants in Investors Choice, a Dividend Reinvestment & Direct Stock Purchase and Sale Plan for the shares of UIL Holdings’ common stock, will receive proxy forms that cover the shares held in their accounts under the plan.

If you properly return a proxy form, in accordance with the instructions listed on the proxy card, then the shares covered by that proxy form:

•

will be voted or not voted, in accordance with the instructions you give on the proxy form, to elect as Directors for the ensuing year the eleven persons named in this proxy statement, or any other person or persons that the present Board of Directors names as a substitute nominee if one or more of the eleven persons named is unable to serve;

•

will be voted for or against, or not voted, in accordance with the instructions you give on the proxy form, with respect to the proposal to ratify the retention of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2007;

•

will be voted for or against, or not voted, in accordance with the instructions you give on the proxy form, with respect to the proposal to approve the amendment to the Certificate of Incorporation of UIL Holdings Corporation; and

•

will be voted in accordance with the discretion of the person or persons designated as proxies on the proxy form with respect to other matters, if any, which come before the meeting. UIL Holdings is not aware of any other matters to be presented at the meeting.

You may revoke your proxy at any time prior to its use. In order to revoke your proxy, you must file with UIL Holdings’ Corporate Secretary a written notice of revocation or another properly signed proxy form bearing a later date. If you attend the meeting in person, you may, if you wish, vote by ballot at the meeting. If you do vote by ballot at the meeting, then the proxy you previously gave would be cancelled.

Under Connecticut law and UIL Holdings’ bylaws, shareowners holding a majority of the shares of outstanding common stock will constitute a quorum for purposes of considering and acting upon the matters listed in the accompanying Notice of Annual Meeting of the Shareowners.

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast at the meeting. Withholding authority to vote for a Director nominee will not prevent that Director nominee from being elected. Cumulative voting for Directors is not permitted under Connecticut law unless a Corporation’s certificate of incorporation provides for cumulative voting rights. UIL Holdings’ certificate of incorporation does not contain a provision for cumulative voting rights.

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, the proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm will be approved if the votes cast in favor of this action exceed the votes cast against it. Proxies marked to abstain from voting with respect to this action will not have the legal effect of voting against it.

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, the proposal to amend the Certificate of Incorporation of UIL Holdings Corporation will be approved if the votes cast in favor of this action exceed the votes cast against it. Proxies marked to abstain from voting with respect to this action will not have the legal effect of voting against it.

PRINCIPAL SHAREOWNERS

In statements filed with the Securities and Exchange Commission, the persons identified in the table below have disclosed beneficial ownership of shares of UIL Holdings’ common stock as shown in the table. The percentages shown in the right-hand column are calculated based on the 25,130,590 shares of common stock outstanding as of the close of business on March 6, 2007 and, as described in the footnote in the table below, are not intended to be additive to arrive at a percentage of the outstanding shares held by all of those listed in the table. In the statements filed with the Securities and Exchange Commission, none of the persons identified in the table, except David T. Chase, Arnold L. Chase and Cheryl A. Chase, have admitted beneficial ownership of any shares not held in their individual names. All of the persons identified in the table have denied that they have acted, or are acting, as a partnership, limited partnership or syndicate, or as a group of any kind for the purpose of acquiring, holding or disposing of UIL Holdings’ common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	RLC Investments LLC (1) 225 Asylum Street Hartford, CT 06103	1,050,000 shares, owned directly	4.18%

Common Stock	Cheryl A. Chase 225 Asylum Street Hartford, CT 06103	1,581,666 shares, owned directly and indirectly(1)	6.29%

Common Stock	Arnold L. Chase 225 Asylum Street Hartford, CT 06103	1,869,955 shares, owned directly and indirectly(1) (2)	7.44%

Common Stock	The Darland Trust(3) 15 Queen Street Hamilton, HMFX Bermuda	243,333 shares, owned directly	0.97%

Common Stock	David T. Chase 225 Asylum Street Hartford, CT 06103	2,201,999 shares, owned indirectly(4)	8.76%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	DTC Family Investments LLC(1) 225 Asylum Street Hartford, CT 06103	375,000 shares, owned directly	1.49%

Common Stock	DTC Holdings Corporation Foundation, Inc. (5) 225 Asylum Street Hartford, CT 06103	35,000 shares, owned directly	0.10%

Common Stock	The Rhoda & David Chase Family Foundation, Inc. (6) 225 Asylum Street Hartford, CT 06103	35,000 shares, owned directly	0.14%

Common Stock	The Sandra & Arnold Chase Family Foundation, Inc. (7) 225 Asylum Street Hartford, CT 06103	44,167 shares, owned directly	0.18%

Common Stock	The Cheryl Chase & Stuart Bear Family Foundation, Inc.(6) 225 Asylum Street Hartford, CT 06103	55,000 shares, owned directly	0.22%

Common Stock	Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	1,913,896 shares (7)	7.62%

(1)

RLC Investments LLC and DTC Family Investments LLC are limited liability companies that are managed by Arnold L. Chase and Cheryl A. Chase and owned by several Chase family trusts for the benefit of Arnold L. Chase, Cheryl A. Chase and their children.

(2)	The shares listed for Arnold L. Chase include 22,500 stock options and 6,000 stock units. Refer to the Stock Ownership of Directors and Officers section for further information.
(3)	The Darland Trust is a trust for the benefit of Cheryl A. Chase and her children. The trustee is Rothschild Trust Cayman Limited.
(4)

All of the shares listed for David T. Chase are included in the shares listed for Cheryl A. Chase, his daughter, Arnold L. Chase, his son, RLC Investments LLC, DTC Family Investments LLC, DTC Holding Corporation and The Darland Trust.

(5)

DTC Holding Corporation is a wholly owned subsidiary of D.T. Chase Enterprises, Inc. (DT), a holding company for various Chase family interests. DT is owned by several Chase family trusts for the benefit of Arnold L. Chase, Cheryl A. Chase and their children.

(6)	The Chase family foundations are charitable private foundations that are controlled by Cheryl A. Chase, Arnold L. Chase and David T. Chase.
(7)

Based upon information provided in a Schedule 13G filed by Barclays Global Investors, NA and its affiliates on January 23, 2007. Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, LTD have sole voting power with respect to 992,862, 759,186 and 15,717 shares, respectively and dispositive power with respect to 1,138,993, 759,186 and 15,717 shares, respectively. The Schedule 13G notes that the shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

There is no other person or group of persons known to UIL Holdings to be the beneficial owner of more than 5% of the shares of UIL Holdings’ common stock as of the close of business on March 6, 2007.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Unless you instruct otherwise on the proxy form, shares to which the signed and returned form relates will be voted in favor of the persons listed below for election as Directors of UIL Holdings. Although UIL Holdings knows of no reason why any of the persons listed below will be unable to serve as a Director, if that should occur, your shares will be voted for any other person that the present Board of Directors names as a substitute nominee. All of the nominees listed below were elected Directors at the last annual meeting, except for James P. Torgerson who was elected by the Board of Directors at a meeting held on September 25, 2006, effective October 1, 2006. The stated age of the Director nominees will be their age at May 9, 2007. The Board of Directors has adopted a policy that states that a Director will not be a candidate for re-election after his or her seventy-second birthday.

Name, Principal Occupation, Other Corporate and Civic Affiliations and Principal Occupations During the Past Five Years of Nominee	Age	Director Since
Thelma R. Albright	60	1995

Former President, Carter Products Division, Carter-Wallace, Inc., Cranbury, New Jersey, a consumer and healthcare products manufacturer. Currently, Director, UIL Holdings Corporation, The United Illuminating Company, and Church and Dwight, Inc.

Marc C. Breslawsky	64	1995

Former Chairman and Chief Executive Officer, Imagistics International Inc., Trumbull, Connecticut, a sales, service and marketing organization offering enterprise office imaging and document solutions in the United States and Europe. Currently, Director, UIL Holdings Corporation, The United Illuminating Company, C.R. Bard, Inc., The Brinks Company and Océ America Holding Company.

Arnold L. Chase	55	1999

Member of the Board of Directors and President, Gemini Networks, Inc., Hartford, Connecticut, an open-access, hybrid fiber coaxial communications network provider, and Executive Vice President, Chase Enterprises, Hartford, Connecticut, an investment holding company. Also, Director, UIL Holdings Corporation, The United Illuminating Company, and Connecticut Public Broadcasting, Inc.

John F. Croweak	70	1987

Former Chairman of the Board of Directors and Chief Executive Officer, Anthem Blue Cross & Blue Shield of Connecticut, Inc., North Haven, Connecticut, a healthcare insurance provider. Currently, Director, UIL Holdings Corporation, The United Illuminating Company, and NewAlliance Bank Corporation.

Betsy Henley-Cohn	54	1989

Chairperson of the Board of Directors and Treasurer, Joseph Cohn & Son, Inc., New Haven, Connecticut, a construction sub-contracting business. Also, Chairperson of BIW Limited, a water utility; and Director, UIL Holdings Corporation and The United Illuminating Company. Former Director of The Aristotle Corporation and Citizens Bank of Connecticut.

John L. Lahey	60	1994

President, Quinnipiac University, Hamden, Connecticut. Also, Director, UIL Holdings Corporation, The United Illuminating Company, Yale New Haven Hospital, The American Bar Association Council of the Section of Legal Education and Admissions to the Bar, The NYC Saint Patrick’s Day Parade, Inc., The Aristotle Corporation and the Independence Holding Corporation.

Name, Principal Occupation, Other Corporate and Civic Affiliations and Principal Occupations During the Past Five Years of Nominee	Age	Director Since
F. Patrick McFadden, Jr.	69	1987

Former Chairman of the Board of Directors, Citizen’s Bank of Connecticut, New Haven, Connecticut, a commercial banking institution. Currently, Vice-Chairman of the Board of Directors, Yale-New Haven Health Services Corporation; Non-executive Chairman and Director, UIL Holdings Corporation and The United Illuminating Company; Director, Higher One, a banking company. Member, Representative Policy Board of the South Central Connecticut Regional Water District.

Daniel J. Miglio	66	1999

Former Chairman, President and Chief Executive Officer of SNET Corporation and the Southern New England Telephone Company, New Haven, Connecticut, telecommunications companies. Currently, Director, UIL Holdings Corporation, The United Illuminating Company and Yale-New Haven Health Services Corporation.

William F. Murdy	65	2001

Chairman of the Board of Directors and Chief Executive Officer of Comfort Systems USA, a national consolidation of heating, ventilation, air conditioning and related services companies serving the commercial and industrial markets. Currently, Director, UIL Holdings Corporation, The United Illuminating Company, Kaiser Aluminum, NetVersant Solutions, and Compact Power Inc. Member, National Board and Executive Committee of Business Executives for National Security, the Council on Foreign Relations, the Board of Trustees of the Association of Graduates of the U.S. Military Academy, and the Corporate Council of the Vietnam Veterans Memorial.

James A. Thomas	68	1992

Former Associate Dean, Yale Law School, New Haven, Connecticut. Currently, Trustee, Yale New Haven Hospital; Director, UIL Holdings Corporation, The United Illuminating Company and People’s Bank; and Chairman of the Board of Trustees, People’s Mutual Holdings.

James P. Torgerson	54	2006

Former President and Chief Executive Officer, Midwest Independent Transmission Systems Operator, Inc. Currently, President and Chief Executive Officer, UIL Holdings Corporation, Chief Executive Officer, The United Illuminating Company, Director, UIL Holdings Corporation, and The United Illuminating Company. Board Member, St. Raphael’s Healthcare System, Regional Growth Partnership, Edison Electric Institute, and the Connecticut Business and Industry Association.

Information Regarding the Board of Directors

During the year 2006, the Board of Directors of UIL Holdings held 18 meetings. The average attendance record of the Directors was 97% for meetings of the UIL Holdings’ Board of Directors and its committees held during 2006. The overall percentage is lower than previous years primarily due to Ms. Henley-Cohn attending 69% of the aggregate number of meetings of the Board of Directors and of all committees of the board on which she served. Ms. Henley-Cohn had medical issues during 2006 and then a death in her family which prevented her from attending such meetings.

At least four times a year, the non-employee Directors of the Board of Directors meet in executive session. Mr. McFadden acted as the Lead Director until September 30, 2006 and as the Non-Executive Chairman beginning October 1, 2006, upon the retirement from the Board of Directors of the former Chairman, Nathaniel D. Woodson. He has been re-elected as the Non-Executive Chairman by the Board of Directors and presides over the executive sessions. The responsibilities adopted by the Board of Directors as they relate to the Non-Executive Chairman are included in the Corporate Governance Standards of UIL Holdings and described below in this Proxy.

Director Independence

The Board of Directors is composed at all times of at least a majority of directors who are independent. As described below, the Board has determined that 9 of the Board’s 11 director nominees, or approximately 82%, are independent directors. In accordance with New York Stock Exchange corporate governance standards, all of the members of the Audit Committee, the Compensation and Executive Development Committee and the Corporate Governance and Nominating Committee are independent directors.

The Board has adopted categorical standards to assist it in making the annual affirmative determination of each director’s independence status and these standards are posted on our website (www.uil.com). A director will be considered “independent” if he or she meets the requirements of the categorical standards and the criteria for independence set forth from time to time in the listing standards of the New York Stock Exchange (“NYSE”).

The Board has evaluated the relationships between each nominee for director (and his or her immediate family members and related interests) and the Corporation and its subsidiaries. The Board has affirmatively determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each of the following nominees is independent under the standards set forth on Appendix A and the NYSE listing standards: Ms. Albright, Mr. Breslawsky, Mr. Croweak, Ms. Henley-Cohn, Mr. Lahey, Mr. McFadden, Mr. Miglio, Mr. Murdy and Mr. Thomas. The Board has determined that Messrs. Chase and Torgerson do not meet the Corporation’s independence standards. Mr. Torgerson is not independent because he is the President and Chief Executive Officer of the Corporation. Mr. Chase is not independent because he has a beneficial interest in the building known as 157 Church Street, at which a wholly-owned subsidiary of the Corporation is a lessee.

Committees of the Board of Directors

Ms. Henley-Cohn and Messrs. Croweak, McFadden and Torgerson serve on the Executive Committee of the Board of Directors. The Executive Committee is a standing committee that has and may exercise all the powers of the Board of Directors when it is not in session. The Executive Committee of the UIL Holdings’ Board of Directors held one meeting during 2006.

Messrs. Breslawsky, Miglio, Murdy and Thomas serve on the Audit Committee of the Board of Directors. The Audit Committee is a standing committee that oversees financial accounting and reporting practices, evaluates the reliability of UIL Holdings’ system of internal controls, assures the objectivity of independent audits, explores other issues that it deems may potentially affect UIL Holdings, and makes recommendations regarding such matters to the officers and to the Board of Directors. Mr. Miglio is the Chairperson of the Audit Committee. Messrs. Breslawsky, Miglio and Murdy are each an Audit Committee financial expert, as defined by the regulations of the Securities and Exchange Commission. On March 13, 2007, the Board of Directors amended its Audit Committee Charter, primarily for a change in the minimum number of members. The Audit Committee Charter meets the current requirements of the Securities and Exchange Commission regulations and The New York Stock Exchange listing standards and is posted on the Corporation’s website, www.uil.com. UIL Holdings will send a copy to any shareowner who requests it by contacting the Corporate Secretary. All members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange. The Audit Committee of UIL Holdings’ Board of Directors held seven meetings during 2006.

Ms. Albright and Messrs. Croweak, Lahey, Murdy and Thomas serve on the Compensation and Executive Development Committee of the Board of Directors. All Members of the Compensation and Executive Development Committee are independent as defined in the listing standards of the New York Stock Exchange. The Compensation and Executive Development Committee is a standing committee that reviews and approves compensation levels for the Chief Executive Officer (CEO), the other executive officers of UIL Holdings and its business unit heads, reviews the performance of the officers, reviews and recommends to the Board of Directors the levels of compensation and other benefits paid and to be paid to the officers other than the CEO, the other executive officers and business unit heads, reviews and administers incentive compensation programs for the officers, recommends to the Board of Directors changes in these programs and reviews the recommendations of management for its succession planning and the selection of officers. In addition, the committee has the fiduciary responsibility for, and oversight of, the pension and benefit plans of the Corporation. The Compensation and Executive Development Committee has a charter that is available on UIL Holdings’ website, www.uil.com and the Corporation will send a copy to any shareowner who requests it by contacting the Corporate Secretary. The Compensation and Executive Development Committee of UIL Holdings’ Board of Directors held fifteen meetings during 2006.

Ms. Albright, Ms. Henley-Cohn and Messrs. Breslawsky and Lahey serve on the Corporate Governance and Nominating Committee of the Board of Directors. All Members of the Corporate Governance and Nominating Committee are independent as defined in the listing standards of The New York Stock Exchange. The Corporate Governance and Nominating Committee is a standing committee that recommends policy with respect to the composition, organization, practices and compensation of the Board of Directors and performs the nominating function for the Board of Directors. The Corporate Governance and Nominating Committee has a charter that is available on UIL Holdings’ website, www.uil.com and the Corporation will send a copy to any shareowner who requests it by contacting the Corporate Secretary. The Corporate Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them for election to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of UIL Holdings and the composition of the Board of Directors. Members of the Corporate Governance and Nominating Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. Outside consultants have also been employed to help in identifying candidates. Once a candidate is identified whom the Committee wants to seriously consider for nomination, the Chairman of the Corporate Governance and Nominating Committee enters into a discussion with that prospective nominee. The Corporate Governance and Nominating Committee will consider nominees recommended by shareowners. Nominees recommended by shareowners are given appropriate consideration in the same manner as other nominees. Shareowners who wish to submit nominees for Director for consideration by the Corporate Governance and Nominating Committee for election at our 2008 Annual Meeting of Shareowners may do so by submitting in writing, between December 1, 2007 and December 31, 2007, the names of such nominees with their qualifications and biographical information forwarded to the Committee in care of the Corporate Secretary of UIL Holdings. The Corporate Governance and Nominating Committee of UIL Holdings’ Board of Directors held four meetings during 2006.

Ms. Henley-Cohn and Messrs. Chase, Croweak, Lahey, Miglio and Torgerson serve on the Finance Committee of the Board of Directors. The Finance Committee is a standing committee that assists the CEO and senior management with the development of an overall strategic plan, taking into account key strategic issues and providing a focus for defining and implementing the annual goals and projects comprising corporate business and operational plans. The Committee also reviews the financial decisions and transactions necessary to execute the strategic plan, and examines, at least annually, projected income, cash flow and capital structure. In addition, the committee has the fiduciary responsibility for, and oversight of the investment standards, policies and objectives established for, and the performance and methods of, the pension plan investment managers. The Finance Committee of UIL Holdings’ Board of Directors held six meetings during 2006.

TRANSACTIONS WITH RELATED PARTIES

Under a lease agreement dated May 7, 1991, one of UIL Holdings’ direct subsidiaries, The United Illuminating Company (UI), leased its corporate headquarters offices in New Haven from 157 Church Street, LLC, which is controlled by Arnold L. Chase, a Director and shareowner of UIL Holdings (for further details see the Principal Shareowners disclosure above), and members of his immediate family. During 2006, UI’s lease payments to 157 Church Street, LLC totaled $9.9 million.

Other than as set forth in our Code of Business Conduct for the Board of Directors, our board does not have a specific policy regarding review of transactions involving directors, management or other related parties. However, we discourage such transactions and have historically limited the approval of such transactions to specific and rare instances with the full disclosure to, and approval of, the disinterested members of our board.

CORPORATE GOVERNANCE STANDARDS

The Board of Directors (the Board) of UIL Holdings Corporation (the Company) has adopted principles of corporate governance that govern the selection of Board candidates; compensation of Board members; rules regarding structure and operation of Committees; and meetings of and agendas for the Board and its Committees. These practices are reviewed by the Corporate Governance and Nominating Committee periodically, and this review includes the evaluation by the Corporate Governance and Nominating Committee of board practices at other well-managed companies and emerging corporate governance issues. The Company makes available on its website (www.uil.com) its corporate governance guidelines and code of business conduct for the Board of Directors as well as its code of business conduct for officers and employees, and the Corporation will send copies of any such documents to any shareowner who requests any of them by contacting the Corporate Secretary.

Primary Responsibilities of the Board of Directors

Each Director and the Board are expected to promote the best interests of the shareowners in terms of corporate governance; fiduciary responsibilities; compliance with applicable laws and regulations; and maintenance of accounting, financial, and other controls. Their primary responsibility is to provide effective guidance of the affairs of the Company for the benefit of its shareowners. This includes overseeing the conduct of the Company’s business and, where appropriate, approval of the Company’s financial objectives; major corporate plans; and strategies. In addition, the Board selects the Company’s Chief Executive Officer (CEO); acts as an advisor and counselor to the CEO and senior management; and evaluates the CEO’s performance.

Access to Management and Outside Advisors

The Directors have complete access to the Company’s senior management, including executive officers. The Board expects that from time to time executives and/or managers will be present at Board meetings to provide additional insight into the items being discussed and to provide the Board the opportunity to evaluate their management skills. The Board shall also have access to the Company’s outside counsel and auditors and may retain outside counsel or other professional advisors of its choice with respect to any issue relating to its activities.

Attendance at Board and Committee Meetings

Each Director is expected to attend all meetings of the Board and all meetings of Committees on which the Director is a member. Such attendance at the meetings of the Board and meetings of the Committees is expected to be in person, however, telephonic board attendance is acceptable as long as it is infrequent. The Board recognizes, however, that occasionally meetings may need to be scheduled on short notice when participation of a Director is not possible, either in person or by conference telephone, and that conflicts may arise from time to time to prevent a Director from attending a regularly scheduled meeting. However, the Board expects that Directors will make every possible effort to keep such absences to a minimum.

Selection of Agenda

The Non-Executive Chairman of the Board (“Chairman”) shall establish the agenda for each Board meeting. Any Director may suggest inclusion of additional items on the agenda and it is anticipated that the agenda will be distributed in advance of the Board meeting. Directors may also raise at any regular Board meeting subjects for discussion that are not on the formal agenda; however, the desire for inclusion of such items should be communicated to the Chairman or Corporate Secretary in advance of the meeting. The agenda should provide for holding executive sessions of the non-management Directors at not less than two regularly scheduled meetings in each year, one of which shall coincide with the Annual Meeting of Shareowners.

Distribution of Board Materials

In addition to the Board agenda, information that is important to the Board’s understanding of the business of the Company shall be distributed to Directors prior to each Board meeting. Directors also routinely receive quarterly financial reports as well as material press releases, analyst reports, and other information designed to keep them informed of the material aspects of the Company’s business performance and prospects. Directors are expected to review Board materials in advance of meetings.

Board Composition

The entire Board will be elected annually. A Director will be eligible to retire after his or her sixty-eighth birthday, and will not be a candidate for re-election after his or her seventy-second birthday. A Director will not be a candidate for election to a sixth term unless he or she is the beneficial owner, directly or indirectly, of at least 8,500 shares of the Company’s stock.

At all times a majority of the Board shall be “Independent Directors” as that term is defined from time to time by relevant law and New York Stock Exchange (NYSE) listing standards. Furthermore, the Board shall affirmatively determine the independence of Directors in accordance with relevant law, NYSE listing standards and such other factors as the Board may deem appropriate.

In considering candidates to recommend for nomination or re-nomination to the Board, the Corporate Governance and Nominating Committee shall consider the background, skills, abilities, character and qualifications exhibited by such candidates, as well as other factors bearing on such candidates’ ability to serve effectively, including other board and committee responsibilities. Directors are expected to submit a letter of resignation, subject to acceptance by the Board, upon any significant change in his or her primary employment.

Board Compensation

The Corporate Governance and Nominating Committee will evaluate and make recommendations to the Board with respect to Director compensation. Senior management of the Company shall report periodically to the Corporate Governance and Nominating Committee on the status of the Company’s Director compensation practices in relation to other companies in analogous industries and of comparable size. Any changes in Director compensation should come upon the recommendation of the Corporate Governance and Nominating Committee, but with full discussion and concurrence by the Board.

Board Committees

A substantial amount of the analysis and work of the Board is done by standing Board Committees. Directors are expected to participate actively in the meetings of each Committee to which the Director is appointed.

a. The Board has established the following mandatory standing Committees:

(1) Audit Committee: The Committee’s functions include: assisting Board oversight of the integrity of the Company’s financial statements; assisting Board oversight of the Company’s compliance with legal and regulatory requirements, including monitoring the integrity of the Company’s reporting standards and systems of internal controls regarding finance, accounting and legal matters; retention and termination of independent auditors to conduct the annual audit; approval of non-audit relationships with the independent auditors; assisting Board oversight by monitoring the qualifications, independence, performance and scope of examination of the Company’s independent external auditors; assisting Board oversight by monitoring the performance of the Company’s internal audit function; providing an avenue of communication among the Company’s independent external auditors, management and the Board of Directors; and reviewing the quarterly and annual financial statements and the annual audit report.

(2) Compensation and Executive Development Committee: The Committee’s functions include: discharging the responsibilities of the Board relating to compensation of the Company’s executives; ensuring that the officers of the Company are appropriately compensated by establishing competitive executive compensation policies that are targeted to comparable companies, and by establishing other supplemental compensation and benefit programs all of which are deemed internally equitable, externally competitive and are designed to align the interests of such officers with those of the Company’s shareowners; making recommendations to the Board regarding the selection of the Company’s CEO and review the CEO’s nominees for other officers of the Company; evaluating the annual performance of the Company’s CEO; reviewing management development and succession matters; and administering aspects of compensation plans and stock plans and recommending changes in such plans.

(3) Corporate Governance and Nominating Committee: The Committee’s functions include: identifying individuals who are qualified to become members of the Board; making recommendations to the Board relating to the Company’s selection and nomination of Directors; reviewing and establishing the compensation of non-executive members of the Board; developing and recommending to the Board a set of corporate governance principles applicable to the Company; reviewing corporate governance trends, issues and best practices; and making recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board and the Company, including any recommended amendments to the Company’s corporate governance principles.

Each standing Committee shall have a Board-approved written charter detailing its purposes, duties and responsibilities. The Board may also establish other Committees from time to time to deal with specific issues.

b. Composition of Committee: Only Directors deemed by the Board to be independent in accordance with applicable law and listing standards of the NYSE may serve on the Audit, Compensation and Executive Development and Corporate Governance and Nominating Committees. In addition, the composition of the Committees will be reviewed annually to ensure that each of its members meets the criteria set forth in applicable rules and regulations of the Securities and Exchange Commission, NYSE and Internal Revenue Service.

c. Assignment and Rotation of Committee Members: The Corporate Governance and Nominating Committee recommends to the Board the membership of the various Committees and their Chairperson and the Board approves such Committee assignments. In making its recommendations to the Board, the Corporate Governance and Nominating Committee takes into consideration the continuity, subject matter expertise, tenure and experience of the individual Board members.

Committee Agendas/Reports to the Board: Appropriate members of management and staff will prepare draft agendas and related background information for each Committee meeting which, to the extent desired by the relevant Committee Chairperson, will be reviewed and approved by such Chairperson in advance of distribution to the other Committee members. Any background materials, together with such agenda, should be distributed to Committee members in advance of the meeting for their review and discussion. In addition, each Committee member is free to suggest items for inclusion on the agenda and to raise at any Committee meeting subjects that are not on the agenda for that meeting. Reports on the items considered at each Committee meeting are to be furnished to the full Board at its next meeting. In addition, all Directors are to be furnished copies of each Committee’s minutes.

Frequency of Board Meetings

The Board shall meet on at least a quarterly basis and special meetings are to be called as necessary. Meetings of the Board and its standing Committees shall be of such frequency and duration as will allow the Board and its Committees adequate time to fulfill their responsibilities.

Annual Performance Evaluation of the Board and Committees

The Corporate Governance and Nominating Committee is responsible for overseeing a self-assessment of the conduct of the Board, as well as reviewing with the Board the results of these assessments, at least on an annual basis. The results will be summarized by General Counsel. The evaluation will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve. In addition, each Committee shall perform a self-evaluation, not less than annually, which will be summarized by General Counsel and presented to the Corporate Governance and Nominating Committee who will present to the Board.

Succession Issues

The Board will develop and adopt a plan of succession for the Chairman and/or CEO, in the event of either of their deaths, disability, removal or resignation. This plan will be reviewed by the Board at least annually.

Evaluation of Chief Executive Officer

The Compensation and Executive Development Committee is responsible for conducting an assessment of the performance of the CEO, at least on an annual basis. The results of the evaluation should be communicated to the CEO by the Chairperson of the Committee. The evaluation should be based on objective criteria, which should include the financial performance of the Company; accomplishment of financial and strategic objectives; and the successful professional development of management personnel.

Director Orientation and Continuing Education

It is the belief of the Board that an orientation program for new Directors should be conducted and which includes background information about the Company’s business information; general information about the Board and Committees; and a review of a Director’s duties and responsibilities under Connecticut law. Some of these materials are to be included in a Director’s handbook and others will be included in meetings with key executives, preceding or promptly following the election of a new Director to the Board. The Board will periodically assess the need for continuing education programs for its members. Directors are encouraged to voluntarily participate in any continuing education events which they believe would enhance their value to the Company. The expenses of attending any such events will be borne by the Company if the attending Director so requests.

Communications with Directors

In order to provide shareowners and other interested parties with a direct and open line for communication to the independent members of the Board of Directors, the Board of Directors has adopted the following procedures for confidential communications to Directors. UIL Holdings’ shareowners and other interested persons may communicate with the non-executive Directors of the Company by sending a written letter to the following address:

UIL Holdings Corporation

General Counsel

157 Church Street

P.O. Box 1564

New Haven, CT 06506-0901

All communications received in accordance with these procedures will be sent by the General Counsel to the appropriate Director or Directors unless the General Counsel determines that the communication:

•	does not relate to the business or affairs of UIL Holdings or the functioning or constitution of the Board of Directors or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to Directors.

The Director or Directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the independent Directors, the full Board of Directors, or one or more of its committees, as well as whether any response to the person sending the communication is appropriate. Any such response will be reviewed by General Counsel and will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The General Counsel will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Corporate Governance and Nominating Committee of the Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

We have not established a formal policy regarding Director attendance at the Annual Meetings of the Shareowners, but the Directors generally do attend the Annual Meeting. The Board of Directors holds one of its regular meetings in conjunction with the Annual Meeting of the Shareowners. Accordingly, unless one or more members of the Board are unable to attend, all members of the Board are present for the Annual Meeting.

Non-Executive Chairman of the Board

The Non-Executive Chairman of the Board of the Company directs the activities and meetings of the Board, acts as a liaison between the Board and management of the Company, and plays a complementary role to the CEO of the Company in interacting with shareowners of the Company and other third parties.

The Non-Executive Chairman is selected by the Board to serve a one-year term. The Non-Executive Chairman is selected from among those Independent Directors who are financially literate, as defined by the rules of the New York Stock Exchange. The Non-Executive Chairman does not chair or serve on any committee of the Board, but is invited to attend meetings of all such committees.

The Non-Executive Chairman has the following Responsibilities:

•	Provides leadership to the Board generally and establishes procedures to govern the Board’s work and ensure the Board’s full discharge of its duties

•	Schedules special meetings of the Board; works with committee chairmen to coordinate the schedule of meetings for committees; organizes and presents the agenda for meetings of the Board

•

Ensures proper flow of information to the Board; reviews adequacy of documentary materials in support of management’s proposals; ensures adequate lead time for effective study and discussion of business under consideration

•	Presides at all meetings of the Board, including executive sessions of the independent Directors and ensures minutes are duly recorded of all Board and Committee meetings, including executive sessions

•	Works with the Governance and Nominating Committee to ensure that each director is making a significant contribution to the Board

•	Works with the Governance and Nominating Committee to ensure proper committee structure, including assignments of members and committee chairs

•	Acts as liaison between the Board and management

•	Advises the CEO on strategic matters and interacts with other members of senior management in a manner designed to facilitate the Board’s succession planning function

•	Ensures that he/she is available for consultation and direct communication with major shareowners; assists the CEO in communicating with third parties

•	Carries out other duties as requested by the CEO and the Board as a whole

Vote Required for Approval

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast at the meeting. Withholding authority to vote for a Director nominee will not prevent that Director nominee from being elected. Cumulative voting for Directors is not permitted under Connecticut law unless a corporation’s certificate of incorporation provides for cumulative voting rights. UIL Holdings’ certificate of incorporation does not contain a provision for cumulative voting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL CONCERNING THE ELECTION OF DIRECTORS.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows the number of shares of UIL Holdings’ common stock beneficially owned, directly or indirectly, as of March 6, 2007, by (i) each Director of UIL Holdings (which includes all nominees for the Board of Directors listed above), (ii) the Chief Executive Officer and the Chief Financial Officer of UIL Holdings, (iii) each of the three other most highly compensated persons who are either executive officers of UIL Holdings or officers of its subsidiaries who play a policy making role for UIL Holdings, (iv) two additional individuals who served as a principal executive officer, and executive vice president, respectively, of UIL for a portion of 2006 and who either retired or terminated during 2006 and (v) the total of all of the Directors, executive officers and highly compensated persons of UIL Holdings serving as of December 31, 2006 as a group.

Name of Individual or Number of Persons in Group	Shares	Stock Options	Stock Units	Total Shares Beneficially Owned Directly or Indirectly
Thelma R. Albright	480	30,000	37,424	67,904
Marc C. Breslawsky	166	30,000	39,578	69,744
Arnold L. Chase (1)	1,833,498	22,500	13,957	1,869,955
John F. Croweak	1,796	7,500	24,071	33,367
Betsy Henley-Cohn	20,672	—	8,256	28,928
John L. Lahey	10,802	23,022	14,561	48,385
F. Patrick McFadden, Jr.	3,045	—	20,418	23,463
Daniel J. Miglio	8,626	7,500	13,471	29,597
William F. Murdy	5,000	7,500	20,773	33,273
James A. Thomas	7,490	20,000	7,186	34,676
Nathaniel D. Woodson (2)	110,574	219,000	—	329,574
James P. Torgerson	19.550	—	22,912	42,462
Louis J. Paglia	—	—	—	—
Richard J. Nicholas	7,649	5,583	16,742	29,974
Susan E. Allen	7,859	13,721	—	21,580
Anthony J. Vallillo	29,354	—	—	29,354
Richard J. Reed	7,359	—	—	7,359
All Directors, Executive Officers and highly compensated persons as a group (18 persons)* (3)	1,980,569	167,326	242,252	2,390,147

*

Group consisting of the individuals named in the table, plus three other executive officers, Linda L. Randell, Gregory W. Buckis and Deborah C. Hoffman. Note this category does not include Nathaniel D. Woodson and Louis J. Paglia, because although they are named executive officers and listed individually above, they were not executive officers as of December 31, 2006.

(1)

The number of shares of common stock beneficially owned by Mr. Chase, as listed in the above stock ownership table, is approximately 7.43% of the 25,130,590 shares of common stock outstanding as of March 6, 2007, adjusted to reflect the additional shares which would be outstanding if Mr. Chase exercised his stock options and right to receive shares of common stock for his stock units.

(2)

The number of shares of common stock beneficially owned by Mr. Woodson, as listed in the above stock ownership table, is approximately 1.3% of the 25,130,590 shares of common stock outstanding as of March 6, 2007, adjusted to reflect the additional shares which would be outstanding if Mr. Woodson exercised his stock options.

(3)

The number of shares of common stock beneficially owned by each of the other persons included in the table is less than 1.0% of the outstanding shares of common stock as of March 6, 2007; and the number of shares of common stock beneficially owned by all of the Directors and officers as a group represents approximately 9.36% of the 25,130,590 shares of common stock outstanding as of March 6, 2007, adjusted to reflect the additional shares which would be outstanding if all of the directors and executive officers listed above exercised their stock options and right to receive shares of common stock for their stock units.

The number of shares listed in the above stock ownership table includes those held for the benefit of officers that are participating in the 401(k)/Employee Stock Ownership Plan; shares that may be acquired within sixty (60) days of March 6, 2007 through the exercise of stock options under UIL Holdings’ 1999 Amended and Restated Stock Plan; and stock units that are in stock accounts under both the UIL Holdings’ Deferred Compensation Plan and the Non-Employee Directors Common Stock and Deferred Compensation Plan of UIL Holdings, described below under “Director Compensation.” Stock units in these plans are payable, in an equivalent number of shares of UIL Holdings’ common stock, upon termination of service on the Board of Directors.

The numbers in the above stock ownership table are based in part on reports furnished by the Directors and officers. The shares reported for Mr. Chase do not include shares held by other members of his family or entities owned or controlled by him and them, which are described at “Principal Shareowners” above. Mr. Chase does not admit beneficial ownership of any shares other than those shown in the foregoing table, and he has denied that he has acted, or is acting, as a member of a partnership, limited partnership or syndicate, or group of any kind for the purpose of acquiring, holding or disposing of UIL Holdings’ common stock. With respect to other Directors and officers, the shares reported in the above stock ownership table include, in some instances, shares held by the immediate families of a Director or officer or entities controlled by a Director or officer, the reporting of which is not to be construed as an admission of beneficial ownership. The Company believes that senior management should have a significant, sustained equity interest in UIL in order to more closely link their interests with those of shareowners. In order to promote this philosophy, the Company has adopted equity ownership guidelines for senior management, effective as of January 1, 2007. These guidelines require the senior management to own a certain number of shares of UIL stock (not including unexercised options) equal in value to the following multiples of annual base salary: Chief Executive Officer—three times annual base salary; Chief Operating Officer, Chief Financial Officer, and Senior Vice Presidents—two times annual base salary; Vice Presidents—one times annual base salary; and Associate and Assistant Vice Presidents—one-half annual base salary. Individuals subject to the guidelines as of the January 1, 2007 effective date are required to achieve applicable ownership levels by January 31, 2012. Exceptions may be approved by the Chief Executive Officer in the event of temporary economic hardship, upon notice provided to the CEDC.

Each of the persons included in the above stock ownership table has sole voting and investment power as to the shares of common stock beneficially owned, directly or indirectly, by him or her, except that voting and investment power is held by the other people or entities described below with respect to the number of shares listed opposite their respective names:

Name	Number of Shares	Name of other person or entity holding voting and investment power
Betsy Henley-Cohn	3,391	Trust
Nathaniel D. Woodson	47,376	Trust
Nathaniel D. Woodson	110,574	General Partnership Trust

In addition to the Executive Officers named in Part I of UIL Holdings Annual Report on Form 10-K filed with the SEC on February 20, 2007, the following officers are also executive officers.

Name	Age(1)	Position	Effective Date
Linda L. Randell	56	Senior Vice President and General Counsel	March 26, 2007
Anthony J. Vallillo	58	President & Chief Operating Officer The United Illuminating Co.	January 1, 2001
Richard J. Reed	58	Vice President – Electric System The United Illuminating Co.	January 1, 2001

(1)	As of December 31, 2006

Linda L. Randell. Ms. Randell served as a Partner of Wiggin & Dana, LLP, prior to March 25, 2007. Ms. Randell assumed the duties of Senior Vice President and General Counsel of UIL Holdings and The United Illuminating Company on March 26, 2007.

Anthony J. Vallillo. Mr. Vallillo has served as President and Chief Operating Officer of The United Illuminating Company since January 1, 2001. Mr. Vallillo has been employed by The United Illuminating Company for thirty-nine years and has held various executive positions within that time.

Richard J. Reed. Mr. Reed has served as Vice President - Electric System of The United Illuminating Company since January 1, 2001. Mr. Reed has been employed by The United Illuminating Company for thirty-seven years and has held various executive positions within that time.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires UIL Holdings’ Directors and executive officers, and persons who own more than ten percent of a registered class of UIL Holdings’ equity securities, to file with the Securities and Exchange Commission (SEC) and The New York Stock Exchange, initial reports of ownership and reports of changes in ownership of UIL Holdings’ common stock and other equity securities of UIL Holdings. Directors, executive officers and greater-than-ten-percent shareowners are required by SEC regulations to furnish UIL Holdings with copies of all Section 16(a) forms they file.

To UIL Holdings’ knowledge, based solely on review of reports furnished to UIL Holdings and written representations that no other reports were required, during the fiscal year ended December 31, 2006, each of its Directors, executive officers and greater-than-ten-percent shareowners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Policies and Objectives

The Company’s objective in establishing executive compensation is to provide overall compensation that will attract, motivate and retain qualified executives in order to produce strong financial performance for the benefit of shareowners and customers. The Company’s executive compensation program is designed to reward achievement of specific, measurable goals established by management and the Compensation and Executive Development Committee (“CEDC”). It is the Company’s policy to require that a percentage of each executive’s compensation be ‘at risk’ and variable, because it believes that this will encourage superior performance and achievement.

The key elements of executive compensation for the Chief Executive Officer and for other executives named in this proxy report (collectively, “Named Executive Officers”) for 2006 consisted of four components: annual salary, cash incentives under an annual incentive compensation program, long-term incentive program awards payable primarily in Company stock, and deferred compensation. Annual salary and annual incentives are intended to provide competitive compensation and reward short-term performance; long-term incentives are intended to reward longer term performance, to motivate executives to achieve long-range goals and focus on the long-term implication of decisions, and to align further their interests with those of UIL Holdings shareowners. Deferred compensation, including both qualified and non-qualified savings plans, and qualified and non-qualified pension plans are designed to provide tax-efficient vehicles for accumulating retirement savings, and to help provide adequate resources for retirement. Each of these compensation elements is described in more detail below. The Company also considers health and welfare benefits and perquisites as part of providing an overall competitive compensation package for Named Executive Officers; however those benefits generally are provided at the same levels and on the same terms as to other management employees of the Company, except as noted below in the “All Other Compensation” column of the Summary Compensation Table.

In order to determine the level of each of these elements of compensation, the percentage allocation of short- and long-term compensation in relation to total compensation and the percentage of pay ‘at risk,’ the CEDC reviewed compensation data from a group of utility, energy services and general industry companies comparable in size and sales (the “Comparator Companies”). The data included information from proxy statements for the Comparator Companies, as well as Towers Perrin 2005 Energy Services Survey data reviewed by Steven Hall & Partners, the outside compensation consultant retained by the CEDC. The Comparator Companies are listed below in Exhibit II. The CEDC established the benchmark for each compensation element for each Named Executive Officer at the median of the compensation levels for comparable positions within the Comparator Companies, and then weighted the results based on an 80% utility and 20% general industry weighting. The CEDC reviewed each element of compensation and the impact that the specific element would have on the total compensation package. For 2006, the industry weighting of 80% utility and 20% general industry was changed from the 70%/30% weighting used in 2005. The CEDC selected this weighting because it believed that it most accurately reflected the business of the Company and the relative size of its operating business units during 2006. There were, however, three exceptions to this weighting: the Company used a 100% energy services weighting in setting Messrs. Torgerson’s, Vallillo’s and Reed’s compensation. In view of the Company’s recent divestiture of its non-utility businesses, the Company will be using a 100% energy services weighting in its compensation considerations in the future.

Elements of Compensation

Annual Base Salary

Base salaries are set at levels intended to recognize the responsibility associated with the particular executive position, the executive’s own experience and skills, and to be competitive within the marketplace from which UIL Holdings draws its executive talent. In determining base salary levels for 2006, the CEDC compared the median salary ranges of comparable executive positions in the Comparator Companies to the particular executive’s position and responsibilities at the Company. However, in addition to this external ‘benchmarking’, when setting base salaries the CEDC also considered, and gave weight to, the executive’s seniority in the position and in the Company, his or her past performance and his or her potential for future contribution to the business.

Incentive Compensation—Short-term and Long-term

The Company provides short-term annual performance-based compensation and long-term performance-based compensation to reward performance within different time frames. The plans under which this incentive compensation is provided are discussed below, and in the narrative following the “Summary Compensation Table” and “Grants of Plan Based Awards Table.” Short-term awards are paid in cash and long-term awards are generally paid in shares of Company stock. Payment of incentive compensation awards depends on achievement of pre-established performance goals.

Typically during the first calendar quarter of each year, the CEDC establishes short- and long-term performance goals, makes incentive grants, and certifies the performance achieved with respect to grants vesting at the end of the prior year. It approves actual payouts of incentive awards by no later than March 15 of the year following the end of the performance period. For 2006, the award grants and the goals associated with each plan were set on March 27, 2006. The CEDC certified 2006 performance results and approved payment of 2006 short-term incentives, as well as the 2004-2006 long-term incentives, on February 26, 2007.

The UIL Holdings Corporation Senior Executive Incentive Compensation Program (“SEICP”) was established and approved by shareowners in 2004 for executive officers of UIL Holdings to promote the interests of UIL Holdings, its customers, and its shareholders by (i) attracting and retaining executives and key managers of high ability, (ii) motivating executives and key managers to attain goals that are in the interests of shareholders and customers, and (iii) encouraging effective management teamwork among the executives and key managers. The program is intended to permit both short- and long-term incentive awards to qualify as “performance-based” compensation. Under the SEICP, annual short-term cash awards may be made each year to Named Executive Officers based on their achievement of pre-established performance goals set by the CEDC. With respect to 2006, annual short-term performance goals were based on the achievement of specific financial goals including earnings per share and cash flow from continuing operations and, in the case of one executive officer, on the achievement of strategic business goals relating to the divestiture of the Company’s non-utility businesses.

In addition to annual short-term incentive compensation, the SEICP provides a performance-based long-term incentive compensation equity component for the Named Executive Officers, which is intended to reward officers and key employees for contributing to the success of the Company over the longer term. In the case of the former Chief Executive Officer and the former and current Chief Financial Officers, the long-term performance incentive awards were made under the specific terms of the CEO/CFO Long-Term Incentive Program, part of the SEICP. Any equity awards paid under the terms of the SEICP are drawn from shares available under the UIL Holdings 1999 Amended and Restated Stock Plan (the “1999 Stock Plan”). Under the terms of the 1999 Stock Plan, the Company is authorized to issue various forms of equity compensation, including qualified and nonqualified options, stock appreciation rights, performance shares, stock awards, restricted stock and restricted stock units.

In February or March of each year, the CEDC sets threshold, target and maximum levels of performance goals with respect to both the short-term and long-term components of the SEICP. Goals are set so that Named Executive Officers receive (i) no payment unless a threshold level of corporate financial performance is achieved; (ii) a payment equal to 100% of the target compensation for target level performance achieved; and (iii) a payment of up to 150% of target compensation for achievement of the maximum level of performance. With respect to both short- and long-term grants made in 2006, goals were set so that there would be an 80% probability of attainment of the threshold; 50% probability of attainment of the target goal; and 20% probability of attainment of maximum performance. With respect to the long-term incentive established in 2006 for the 2006-2008 performance cycle, performance goals were based on specific financial goals, including return on equity, earnings per share and cash flow from continuing operations.

Under the terms of the SEICP and the CEO/CFO Long-Term Incentive Program, the CEDC has the authority to exercise discretion to reduce the amount of both short- and long-term incentives actually awarded in accordance with the terms of the incentive plans. With respect to incentive compensation paid in February 2007, the CEDC did exercise this discretion in determining the 2006 incentive compensation of the former Chief Executive Officer, by reducing both his short-term incentive payment and the total shareholder return component of the long-term incentive payment by 35% from the potential award, in recognition of significant losses incurred in connection with the disposition of certain assets and subsidiaries of Xcelecom, Inc.

The UIL Holdings Corporation Executive Incentive Compensation Program (“EICP”) was established in 1985 as a short-term incentive compensation plan for the purposes of (i) attracting and retaining executives and key managers of high ability, (ii) motivating those executives and key managers to attain goals that are in the interests of shareowners and customers, and (iii) encouraging effective management teamwork among the executives and key managers. Under this program, short-term cash awards may be made each year to key employees and Company executives other than Named Executive Officers based on their achievement of performance levels with respect to pre-established financial goals (such as earnings per share and cash flow), goals relating to customers, individual personal goals, and upon an assessment of the officers’ leadership. Eligible employees, performance levels and specific goals are determined each year by the CEDC. Short-term cash incentive awards are paid under the EICP after the close of the year following a determination by the CEDC of the extent to which performance goals were attained. Incentive awards are made based on individual target incentive award amounts, which are prescribed percentages of the individual participants’ salaries, typically ranging from 15% to 70% of base salary, depending on each participant’s payroll salary grade or competitive market conditions. A participant may receive up to 150% of his or her target incentive award amount for a year in which he or she achieves pre-established goals at a maximum level of performance.

For a complete discussion of the establishment of short-term and long-term incentives for 2006, please refer to the narrative following the “Summary Compensation Table” and “Grants of Plan Based Awards Table.” For a discussion of the non-equity short-term incentives earned in 2006, please refer to the narrative accompanying column (g) of the “Summary Compensation Table,” entitled “Non-Equity Incentive Compensation.” For a discussion of the long-term equity incentives earned in 2006, please refer to the narrative accompanying the “Stock Awards” columns of the “Options Exercised and Stock Vested Table.”

Deferred Compensation

The Company believes that in order to provide a competitive employee benefit package designed to attract and retain superior executive talent, it must provide both qualified and non-qualified retirement benefits designed to provide savings opportunities to plan participants and help ensure adequate income replacement upon retirement. In addition to providing two qualified retirement plans, The United Illuminating Company Pension Plan (the “UI Pension Plan”), and The United Illuminating Company 401(k)/Employee Stock Ownership Plan (the “UI KSOP”), the Company maintains The UIL Holdings Deferred Compensation Plan (the “DCP”) and The United Illuminating Company Supplemental Executive Retirement Plan (the “SERP”). The DCP is designed to permit eligible executives to save for their retirement in greater amounts than permitted under qualified savings plans. The SERP is designed to provide benefits based on the UI Pension Plan formula, but calculated on compensation in excess of applicable qualified plan limits. In limited instances in the past, where it has been necessary to attract and retain top management personnel, the Company has agreed to provide enhanced supplemental executive retirement benefits to executives in the process of negotiating their employment agreements as part of a highly competitive compensation package. In recognition of the significant costs associated with offering such benefits, however, the Company has not offered individually negotiated SERP benefits in recent contract negotiations, preferring instead to compensate executives with a combination of cash and long-term equity incentives more directly tied to individual performance. These benefits are more fully described in the sections of the proxy entitled “PENSION BENEFITS” and “NONQUALIFIED DEFERRED COMPENSATION.”

Termination Payments and Benefits; Change in Control

UIL Holdings has either directly, or through its subsidiary, the United Illuminating Company (“UI”), entered into employment agreements with its Named Executive Officers and certain other key employees. The purpose of these agreements is to ensure predictability in determining the executives’ terms and conditions of employment, to provide the executives with some security so that they are able to devote their full attention to providing superior performance, and to provide a reasonable level of protection, based on their relative position in the organization, in the event they are terminated without cause or on account of a change in control of UIL Holdings or an affiliate directly employing them. For some of the Named Executive Officers, in the event that the executive is actually or constructively terminated within 24 months following a change in control as defined the UIL Holdings Corporation Change in Control Severance Plan II (“UIL CIC Plan II”), the UIL CIC Plan II will provide payments and benefits over and above those to which they would be entitled in the event of a termination without cause under the terms of their employment agreements. Termination and change in control payments and benefits are more fully described in the section of the proxy entitled “PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL.”

Executive Share Ownership

The Company believes that senior management should have a significant, sustained equity interest in UIL in order to link their interests more closely with those of shareowners. To promote this philosophy, the Company has adopted equity ownership guidelines for senior management, effective as of January 1, 2007. These guidelines require the senior management to own a certain number of shares of UIL stock (not including unexercised options) equal in value to the following multiples of annual base salary: Chief Executive Officer—three times annual base salary; Chief Operating Officer, Chief Financial Officer, Senior and Executive Vice Presidents—two times annual base salary; Vice Presidents—one times annual base salary; and Associate and Assistant Vice Presidents—one-half annual base salary. Individuals subject to the guidelines as of the January 1, 2007 effective date are required to achieve applicable ownership levels by March 31, 2012. Exceptions may be approved by the Chief Executive Officer in the event of temporary economic hardship, upon notice provided to the CEDC.

Equity Grant Practices

In general, equity grants, including performance share awards, option and restricted stock grants are made at the regularly scheduled March meeting of the CEDC each year. In the case of newly hired executives, equity grants may be made in connection with their employment. The Company does not permit the back dating or ‘timing’ of options or other equity awards. The exercise price of stock options, and the value of equity awards, is the average of the high and the low prices of the Company’s stock as reported on the New York Stock Exchange on the date of the grant, which is how the 1999 Stock Plan defines “market value.”

The Effect of Accounting and Tax Treatment on the Company’s Compensation Decisions

While accounting and tax treatment do not dictate the Company’s decisions concerning compensation, the Company is mindful of accounting and tax implications in selecting the type of compensation to be awarded to executives, and the form in which compensation awards will be paid. During 2006, the Company determined that it would not grant additional option awards with reload rights, because of the compensation expense associated with reload rights. In addition, in an effort to mitigate the effect of ‘mark-to-market’ accounting, the Company generally is now granting long-term incentives payable only in shares of Company stock and not in cash.

The 1999 Stock Plan and the SEICP are shareowner approved and designed to comply with the requirements for federal tax laws on deductibility under Section 162(m) of the Internal Revenue Code (the “Code”). The Company considers federal tax implications prior to making executive compensation decisions and generally prefers to preserve deductibility when possible. Generally, those Named Executive Officers whose compensation could exceed $1 million are covered by the SEICP rather than by the EICP. However, the Company is not precluded from making payments or awards where appropriate to retain and provide competitive incentives to a Named Executive Officer, whether or not the compensation is deductible.

Recapture Policy

The Company has adopted a policy that applies in the event that the Company is required to restate its financial statements due to material noncompliance of the Company with any applicable financial reporting requirement, if such restatement results directly or indirectly from willful misconduct or gross negligence of the covered executive. This policy requires executives designated by the CEDC (currently, those participating in short- and long-term incentive compensation plans of the Company) to reimburse the Company for the difference between (i) the amount of any bonus, incentive or equity compensation paid as a result of the erroneous financial statement and (ii) the amount that would have been paid, if any, under the restated financial statements. This policy is intended to supplement the forfeiture provisions applicable to the Chief Executive Officer and Chief Financial Officer under Section 304 of the Sarbanes-Oxley Act of 2002, or any successor provision.

Structure, Authority and Role of the Compensation Committee; Role of the Compensation Consultant; Role of the Chief Executive Officer in Executive Compensation Decisions

The CEDC is comprised of five independent directors (as defined by the NYSE) of the board. The CEDC’s Charter is posted on the UIL website at www.uil.com/about/index. The CEDC reviews and approves all aspects of compensation (base salaries, annual performance awards, long-term incentives and other benefits) for the Chief Executive Officer and the other Named Executive Officers. The CEDC determines the compensation of the Chief

Executive Officer and other Named Executive Officers based on its evaluation of his or her performance in light of goals and objectives it has established, as well as survey data and recommendations from its outside independent compensation consultant. The CEDC recommends to the Board of Directors all of the elements of the compensation of the other key employees. The CEDC establishes the performance goals applicable to the annual incentive compensation plans, administers the plans and certifies that performance goals and any other material terms were in fact satisfied before authorizing payment of any awards. With respect to long-term incentives, the CEDC administers the SEICP and EICP and makes grants and awards under those plans; to the extent that the awards under such plan are performance-based, the CEDC also establishes the performance goals applicable to such awards, and certifies that the performance goals and any other material terms were in fact satisfied before authorizing payment of any awards.

During 2006, the CEDC retained Steven Hall & Partners as its independent compensation consulting firm to assist and advise regarding all policies and plans pertaining to compensation of the Chief Executive Officer, other officers and key employees, and directors of UIL Holdings and its subsidiaries. The consultant assisted the CEDC by providing comparative market data on compensation practices and levels of peer competitors. It assisted in determining base salaries of executives, designing performance criteria and goals under short- and long-term incentive plans, and advising on appropriate levels of compensation and incentives for particular executive and director positions.

The CEDC meets in executive session with other non-employee directors each year to evaluate the prior year’s performance of UIL’s Chief Executive Officer. The results of this evaluation are considered by the CEDC in determining his compensation, consistent with the policies described above. The CEDC makes use of market data and a CEO “tally sheet” to determine the appropriateness of the Chief Executive Officer’s entire compensation package. The CEDC also reviews a self-appraisal prepared by the CEO. The CEDC makes the final determination of the Chief Executive Officer’s compensation.

The Chief Executive Officer recommends compensation levels to the CEDC for his direct reports and other UI vice presidents. These recommendations are based on salary survey data collected from publicly available compensation surveys as well as recommendations by the outside consultant, Steven Hall & Partners. In 2006, the Treasurer and Associate Vice President of Human Resources communicated with the consultant and prepared materials to be reviewed by the Chief Executive Officer, who then finalized the recommendations to the CEDC. No other member of management were present when the Chief Executive Officer discussed compensation of his direct reports with the CEDC. The Chief Executive Officer’s recommendations were not binding on the CEDC. As stated above, the CEDC makes the final determination about such compensation levels for Named Executive Officers, and recommends the compensation of other key employees to the Board for its approval.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No Director of UIL Holdings who served as a member of the Compensation and Executive Development Committee during 2006 was, during 2006 or at any time prior thereto, an officer or employee of UIL Holdings or any of its subsidiaries. During 2006, no Director of UIL Holdings was an executive officer of any other entity on whose Board of Directors an executive officer of UIL Holdings served.

COMPENSATION COMMITTEE REPORT

The CEDC has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the CEDC recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s 2007 Proxy Statement. This report is provided by the following independent directors, who comprise the CEDC:

Thelma R. Albright, Chairperson

John F. Croweak	William F. Murdy

James A. Thomas	John L. Lahey

SUMMARY COMPENSATION TABLE

The following table summarizes total compensation for 2006 of (i) the Chief Executive Officer and the Chief Financial Officer of UIL Holdings, (ii) each of the three other most highly compensated individuals who are either executive officers of UIL Holdings or officers of its subsidiaries who play a policy making role for UIL Holdings, and (iii) two additional individuals who served as a principal executive officer, and executive vice president, respectively, of UIL for a portion of 2006 and who either retired or terminated employment during 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compen- sation ($) (7)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Woodson, Nathaniel Former Chairman and CEO*	2006	$503,750	0	$2,596,414	$534,003	$933,810	$893,323	$97,648	$5,558,948
Torgerson, James President & CEO	2006	$481,250		$278,554	0	$433,125	0	$127,812	$1,320,741
Paglia, Louis* Executive Vice President	2006	76,350	$328,351	0	0	$975,000	0	$537,386	$1,917,087
Nicholas, Richard – Executive Vice President , CFO	2006	$280,175	0	$435,100	$21,045	$199,445	$56,905	$20,371	$1,013,041
Vallillo, Anthony – Pres. & Chief Operating Officer, UI	2006	$344,750	$0	$727,397	$16,986	$265,252	$591,613	$8,800	1,954,798
Reed, Richard J.—VP Electric System, UI	2006	$211,075	0	$226,512	$6,115	$84,533	$170,599	$8,975	$707,809
Allen, Susan – VP, Secretary & Treasurer	2006	$190,800	0	$63,773	$3,397	$83,359	$72,579	$8,500	$422,408

*	Mr. Woodson retired on September 30, 2006. Mr. Paglia terminated employment in 2006.

Summary Compensation Table Narrative:

(1) Amounts shown as “Salary” include gross salary earned for the year ended December 31, 2006, including salary deferred during 2006 by Messrs. Woodson, Nicholas and Vallillo under the UIL Holdings Corporation Deferred Compensation Plan.

(2) The “Bonus” column reports only discretionary bonuses earned in 2006. Cash incentives earned under pre-established performance targets that have been achieved pursuant to the UIL Holdings Corporation Senior Executive Incentive Compensation Plan, the UIL Holdings Corporation CEO/CFO Long Term Incentive Plan and Executive Incentive Compensation Program, as described more fully below, are reported in the “Non-equity Incentive Plan” Column. Grants made under these programs are disclosed in the year granted under the “Grants of Plan Based Awards” Table.

(3) The “Stock Awards” column reports the accounting charge for compensation expense incurred by the Company in 2006 for equity awards made in 2006, 2005 and 2004. (The amounts earned with respect to equity awards vesting in 2006 are reported in the Options Exercised and Stock Vesting Table.) Included in the Stock Awards Column is the cost recognized under the Statement of Financial Accounting Standards No. 123 (Revised) (“SFAS 123R”) on the Company’s 2006 financial statements for restricted stock awarded to Mr. Torgerson during 2006, incentive awards granted in 2006 to all Named Executive Officers pursuant to the Company’s Senior Executive Incentive Compensation Plan for the performance period extending from 2006-2008, and compensation cost recognized on the Company’s 2006 financial statements with respect to awards granted in previous years. With respect to awards made to retirement-eligible Named Executive Officers, namely Messrs. Woodson, Vallillo and Reed, the full grant date fair value of the 2006-2008 performance share award is required to be expensed in the year of the grant. For amounts stated in this column and the Options Awards column of the Summary Compensation Table, the assumptions used in the calculation of these amounts are included in Note A under the heading entitled “Stock-Based Compensation” in the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2007.

(4) The amounts in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R for options granted in 2006 and the costs recorded in 2006 under SFAS 123R with respect to options granted prior to 2006. The Company granted no incentive or non-qualified stock options during 2006, other than the reloaded options that Mr. Woodson received upon his exercise of non-qualified options, which is more fully discussed in the narrative under the “All other Option Awards” section of the “Grants of Plan Based Awards” Table.

(5) The “Non-Equity Incentive Plan Compensation” column includes the dollar value of all cash amounts earned during the fiscal year pursuant to non-equity incentive plans of the Company to the extent that the relevant performance criteria have been satisfied as of December 31, 2006, regardless of whether payment has been made to the Named Executive Officer as of that date. Amounts include short-term annual cash incentives earned as of December 31, 2006. With respect to 2006, based on the achievement by UIL and UI of 150% of performance targets related to recurring earnings per share from operations and cash flow, each Named Executive Officer was determined by the CEDC to have achieved the following percentages of their base salary, as reported on the Summary Compensation Table, as their short-term cash annual incentive award: Mr. Woodson – 69% of base salary (with such salary being prorated for less than a full year of employment); Mr. Torgerson – 90% of pro-rated base salary; Mr. Nicholas – 71% of base salary; Mr. Vallillo – 77% of base salary; Mr. Reed—40% of base salary; and Ms. Allen – 44% of base salary. With respect to Mr. Woodson, the amount reported in this column also includes $584,455, representing that portion of a long-term incentive payable in cash due to plan limitations on the number of shares that could be awarded. Mr. Paglia’s short-term incentive for 2006 in the amount of $975,000, as reported in the “Non-Equity Incentive Plan” column, was based on his role in the Company’s sale of its interests in United Bridgeport Energy, Inc. and Cross Sound Cable, LLC, as is more fully discussed in the narrative following the “Grants of Plan Based Awards” Table.

(6) The “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” column includes for each Named Executive Officer the aggregate increases in actuarial value during 2006 of all defined benefit plans (including qualified defined benefit and supplemental executive retirement plans) in which he or she participated, attributable to compensation increases, an additional year of service, and changes in the discount rate used in calculating the actuarial present value. The change in pension value is calculated based on the earliest date that each Named Executive Officer would be entitled to receive an unreduced pension benefit from the UI Pension Plan. In determining the amount disclosed, the Company has used interest rate and mortality assumptions consistent with those used in the Company’s financial statements. Please see Note G entitled “Pension and Other Benefits” in the Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K, for a discussion of these assumptions.

(7) The amounts appearing in the column captioned “All Other Compensation” include (a) Company cash contributions to The United Illuminating 401(k)/Employee Stock Ownership Plan; (b) pay for unused vacation; (c) relocation assistance; (d) personal financial or tax advice, (e) housing or other living expenses; and (f) amounts paid in connection with the termination of employment of the named executive officer. Qualified and non-qualified defined benefit plan benefits are not reported in this column, but are reported under the Pension Table. Similarly, non-qualified defined contribution deferred compensation is reported on the Non-Qualified Deferred Compensation Table and not in “All Other Compensation.” Specifically, the amount reported for Mr. Woodson in “All Other Compensation” includes: (i) $80,062 for accumulated, unused vacation; (ii) $8,876 in Company contributions to The United Illuminating 401(k)/Employee Stock Ownership Plan (the “KSOP”); and (iii) $8,710 in tax preparation assistance. (Please refer to the Pension Table and Deferred Compensation Table for the present value of Mr. Woodson’s qualified and non-qualified defined benefit plans and his December 31, 2006 account balance under the non-qualified deferred compensation plan). The amount reported for Mr. Torgerson in “All Other Compensation” includes: (i) $117,122 in relocation assistance, (ii) $8,065 in Company KSOP contributions and (iii) $2,625 in tax preparation assistance. Of the $117,122 that was provided in relocation assistance, $14,118 consisted of payment for moving expenses; $13,558 consisted of reimbursement for travel, housing and meals associated with Mr. Torgerson’s relocation; $9,678 represented closing costs on Mr. Torgerson’s Connecticut home paid by the Company; $74,677 represented broker’s commission and closing costs on the sale of his Indiana home; and $5,091 represented taxes reimbursed on this relocation assistance. The total cost to the registrant of providing this relocation assistance was $433,691, which included reimbursement by the registrant to a relocation company for losses and costs incurred by the relocation company in selling Mr. Torgerson’s Indiana residence to a third party. The registrant does not regard its reimbursement of these losses and costs as providing a personal benefit to Mr. Torgerson. The amount reported for Mr. Paglia in “All Other Compensation” includes $12,920 for accumulated unused vacation; (ii) a severance benefit in the amount of $496,275 (representing the half paid in 2006 of a total severance benefit of $916,200); (iii) $18,220 insurance premiums paid by the Company as part of his severance package; and (iv) $9,971 in Company KSOP contributions. For Mr. Nicholas, the amount listed in “All Other Compensation” includes (i) $8,946 in Company KSOP contributions and (ii) $11,425 for unused vacation. For Mr. Vallillo, the amount listed in “All Other Compensation” includes $8,800 in Company KSOP contributions; for Mr. Reed $8,975 in Company KSOP contributions; and for Ms. Allen, $8,500 in Company KSOP contributions.

Employment Agreements of Named Executive Officers: Essential to an understanding of the Summary Compensation Table is an understanding of the Employment Agreements of the Named Executive Officers.

UIL Holdings entered into an amended employment agreement with Mr. Woodson, dated November 8, 2004. The agreement was to continue in effect for a three-year period unless terminated earlier by either party on 90 days notice. Mr. Woodson retired from the Company at age 65 on September 30, 2006. His employment agreement provided that his annual base salary rate was $600,000, subject to revision by the UIL Holdings’ Board of Directors, except in the event of a change in control of UIL Holdings. Mr. Woodson’s annual base salary was increased to $682,500 on April 1, 2006. Mr. Woodson was also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. Pursuant to the terms of his employment agreement, Mr. Woodson was entitled to 133,333 ‘phantom’ options (on a post-split basis), as described in the note following the “Grants of Plan Based Awards” table. These options became fully exercisable on February 23, 2003, were in fact exercised in full on November 28, 2006, and were settled in shares of UIL stock. The Section of the proxy entitled “Option Exercises and Stock Vested” provides more information about Mr. Woodson’s option exercises. Mr. Woodson’s employment agreement also provides him with certain supplemental executive retirement benefits, payable in 2007, which are described and quantified in the section of the proxy entitled “Pension Benefits.” These benefits, as well as certain other payments and benefits to which Mr. Woodson became entitled upon his retirement, are more fully described in the section of the proxy entitled “Payments Upon Termination or Change in Control.”

UIL Holdings entered into an employment agreement with Mr. Torgerson, dated January 23, 2006, under which Mr. Torgerson was appointed President of UIL. On July 1, 2006, Mr. Torgerson was appointed Chief Executive Officer of UIL. Mr. Torgerson’s employment agreement continues in effect until December 31, 2007, unless terminated earlier by either party on 90 days notice. The agreement will be automatically renewed for an additional one-year period unless UIL Holdings provides Mr. Torgerson 90 days notice of its decision not to renew the agreement. This agreement provides an annual base salary of $525,000, subject to adjustment by the UIL Holdings’ Board of Directors at such times as the salary rates for other officers are reviewed by the Directors, with the first adjustment made as of April 1, 2007. As of that date, Mr. Torgerson’s annual salary increased to $600,000. Mr. Torgerson is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. With respect to the Mr. Torgerson’s first year of participation in the annual short-term incentive program, Mr. Torgerson was provided an opportunity to earn a short-term incentive payable in cash equal to 60% of his base salary for achievement of goals ‘at target’, up to a maximum of 90% of his base salary, depending on the level of performance measures achieved. With respect to Mr. Torgerson’s first year of participation in the long-term incentive program, he was provided an opportunity to earn a target long-term incentive equal to 90% of his base salary in 2006, and up to a maximum of 135% of such base salary, depending on the level of performance measures achieved. On March 27, 2006, the CEDC translated this incentive into 15,500 performance shares (on a post-split basis) for performance “at target”, and 23,250 performance shares for maximum performance. In addition, during each year in the term of his employment agreement, Mr. Torgerson is entitled to an annual grant of restricted stock to be awarded in March of each year, equal to that number of shares which results from dividing $78,750 by the fair market value of UIL Holdings common stock on the date of the grant, but limited to no more than 3,333 shares per year. Each such grant will vest ratably over a five year period. On March 27, 2006, the CEDC awarded Mr. Torgerson 2,578 shares of restricted stock (on a post-split basis) pursuant to such provision. In recognition of his forfeiture of certain supplemental executive retirement and long-term incentives resulting from termination of employment with his former employer, Mr. Torgerson was provided a one-time grant of 16,667 shares of restricted stock (on a post-split basis) under the 1999 Stock Plan. This grant was made on January 30, 2006, and will vest ratably over a five year period. Under his employment agreement, Mr. Torgerson was also entitled to reimbursement of reasonable moving costs, commissions, and closing costs incurred in connection with his relocation to Connecticut, assistance in selling his house using independent appraisals to benchmark the selling price, reimbursement for coach airfare, meals, and hotel expenses incurred for up to two house-hunting visits for himself and his spouse, and for up to two months of temporary housing. If (i) UIL Holdings terminates Mr. Torgerson’s employment without cause (not including non-renewal of his employment agreement at the end of a term), or (ii) Mr. Torgerson terminates due to a breach of his employment agreement by the Company, or (iii) Mr. Torgerson’s employment is terminated or constructively terminated within 24 months following a change in control (as defined in the UIL CIC Plan II), he will be entitled to receive certain severance and additional post-termination benefits, which are described below in the section entitled “Payments Upon Termination or Change in Control.”

UIL Holdings entered into an employment agreement with Mr. Paglia, dated November 8, 2004, which was in effect through March 31, 2006. On April 10, 2006, UIL Holdings entered into a Separation and Release Agreement (“Separation Agreement”) with Mr. Paglia, which defined with greater specificity the payments and benefits to be provided to Mr. Paglia and replaced those related provisions in Mr. Paglia’s employment agreement. The specific terms of Mr. Paglia’s Separation Agreement are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

UIL Holdings’ direct subsidiary, UI, entered into an employment agreement with Mr. Nicholas, dated as of March 1, 2005. The agreement had an original term of two years and was automatically renewed for an additional one-year period effective March 1, 2007. This agreement provides an annual base salary of $227,000, subject to upward revision by the UIL Holdings’ Board of Directors at such times as the salary rates of other officers are reviewed by the Directors, and subject to downward revision by the Board of Directors contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL Holdings. Mr. Nicholas’ annual base salary increased to $288,600 effective as of April 1, 2007. Mr. Nicholas is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. If (i) UIL Holdings terminates Mr. Nicholas’ employment without cause, or (ii) Mr. Nicholas terminates due to a breach of his employment agreement by the Company, or (iii) UI elects not to renew Mr. Nicholas’ contract at the expiration of a term, or (iv) Mr. Nicholas’ employment is terminated or constructively terminated within 24 months following a change in control (as defined in the UIL CIC Plan II), he will be entitled to receive certain severance and additional benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

UIL Holdings’ direct subsidiary, UI, entered into an employment agreement with Mr. Vallillo, dated as of November 18, 2004. The agreement had an original term of two years and was automatically renewed for an additional one-year period effective November 18, 2006. This agreement provides an annual base salary of $292,500, subject to upward revision by the UIL Holdings’ Board of Directors at such times as the salary rates of other officers are reviewed by the Directors, and subject to downward revision by the Board of Directors contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL Holdings. Effective April 1, 2007, Mr. Vallillo’s annual salary increased to $370,000. Mr. Vallillo is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. If (i) UI terminates Mr. Vallillo employment without cause, or (ii) Mr. Vallillo terminates due to a breach of his employment agreement by the Company, or (iii) UI elects not to renew Mr. Vallillo’s contract at the expiration of a term, or (iv) Mr. Vallillo’s employment is terminated or constructively terminated within 24 months following a change in control (as defined in the UIL CIC Plan II), he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

UIL Holdings’ direct subsidiary, UI, has entered into an employment agreement with Mr. Reed, dated as of March 26, 2004. The agreement had an original term of two years and was automatically renewed for an additional one-year period effective March 26, 2006 and again on March 26, 2007. This agreement provides an annual base salary of $159,100, subject to revision by the UIL Holdings’ Board of Directors at such times as the salary rates of other officers are reviewed by the Directors. Effective April 1, 2007, Mr. Reed’s annual salary increased to $220,600.

Mr. Reed is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. If (i) UIL Holdings terminates Mr. Reed’s employment without cause, or (ii) Mr. Reed terminates due to a breach of his employment agreement by the Company, or (iii) UI elects not to renew Mr. Reed’s contract at the end of a term, or (iv) Mr. Reed’s employment is terminated or constructively terminated within 24 months following a change in control (as defined in the UIL CIC Plan II), he will be entitled to receive certain severance and additional post-termination benefits, which are described in “Payments Upon Termination or Change in Control.”

UIL Holdings’ direct subsidiary, UI, entered into an employment agreement with Ms. Allen, dated as of July 1, 2005, which continues in effect for a two-year period unless terminated earlier by either party upon 90 days notice. The agreement will be automatically renewed for an additional one-year period unless UI provides Ms. Allen 90 days notice of its decision not to renew the agreement. This agreement provides an annual base salary of $180,000, subject to upward revision by the UIL Holdings’ Board of Directors at such times as the salary rates of other officers are reviewed by the Directors, and subject to downward revision by the Board of Directors contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL Holdings. Effective April 1, 2007, Ms. Allen’s annual salary increased to $204,200. Ms. Allen is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. If (i) UIL Holdings terminates Ms. Allen’s employment without cause, or (ii) Ms. Allen terminates due to a breach of her employment agreement by the Company, or (iii) UI fails to renew Ms. Allen’s contract at the expiration of a term, or (iv) Ms. Allen’s employment is terminated or constructively terminated within 24 months following a change in control (as defined in the UIL CIC Plan II), she will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

Grants of Plan-Based Awards

Name	Grant Date		CEDC Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Granted in FY			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)[1]	Grant date fair value of stock and option awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold #	Target #	Maximum #
(a)	(b)			(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)
Woodson, Nathaniel	3/27/06			$179,157	$358,813	$537,470	4,083	8,167	13,475					$249,459
	5/23/06											94,387	$32.979
Torgerson, James	3/27/06			$144,375	$288,750	$433,125	7,750	15,500	23,250					$473,463
	1/30/06	[2]	1/10/06							16,667	[3]
	3/27/06		1/10/06							2,578
Nicholas, Richard	3/27/06			$66,482	$132,963	$199,445	1,917	3,833	5,750					$117,093
Paglia, Louis J.,	1/18/06			$75,000	$850,000	See footnote[4]	0	0	0
Vallillo, Anthony	3/27/06			$104,430	$208,860	$313,290	6,000	12,000	18,000					$366,552
Reed, Richard	3/27/06			$36,125	$72,250	$108,375	1,917	3,833	5,750					$117,093
Allen, Susan	3/27/06			$31,104	$62,208	$93,312	1,417	2,833	4,250					$86,547

**	All share numbers are reported taking into account the 5 for 3 share split that was declared in 2006.

Grants of Plan Based Awards Table Narrative:

Non-Equity Incentive Plan Awards

The grants made by the CEDC on March 27, 2006 reflected under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were made pursuant to the Company’s Senior Executive Incentive Compensation Program, in the case of Messrs Woodson, Torgerson and Nicholas, and under the Executive Incentive Compensation Program, in the case of Messrs. Vallillo and Reed, and Ms. Allen. These grants are short-term incentive awards, payable in cash upon the achievement of certain performance criteria described below. The dollar amounts listed in columns (c), (d) and (e) represent the cash amounts to be paid upon achievement of threshold, target and maximum levels of performance, respectively.

•

Establishment of Short-term Incentive Performance Goals. Target annual short-term incentive performance goals were set for each Named Executive Officer during the first calendar quarter of 2006 and were expressed as a percentage of base salary, except for Mr. Paglia, whose 2006 short-term incentive was

[1]

The option to purchase 94,387 shares of common stock listed in column (j) represent reloaded options granted pursuant to Mr. Woodson’s exercise of certain options. The closing market price on the grant date was $32.66. The 1999 Stock Plan requires the exercise price to be the ‘fair market value’ on the date of the grant, which is defined in the Plan to be the average of the high and low sales prices of the Company’s stock.

[2]

The grants of 16,667 and 2578 restricted shares was authorized by the CEDC in connection with an offer of employment to Mr. Torgerson on January 10, 2007. The grants were actually made on January 30, 2006, and March 27, 2006, respectively.

[3]	Mr. Torgerson’s 16,667 and 2,578 shares of restricted stock vest ratably over a 5 year period running from the date of the grant.
[4]

Mr. Paglia’s maximum performance payment was $975,000, based on a formula equal to $850,000 plus 2% of the net proceeds from the sale of the Company’s interest in Bridgeport Energy, LLC.(“BE”) and Cross Sound Cable, LLC (“CSC”) that exceeded $116 million. The target goal of $850,000 was payable if the return of paid in investment in BE and CSC reached $116 million.

based on the achievement of strategic objectives discussed below. Performance goals were established for the 2006 annual incentive program under the SEICP and EICP to focus the officers’ attention on corporate financial performance, departmental goals and leadership. For 2006, the Company financial goals with respect to annual short-term incentives were based on earnings per share and cash flow. The 2006 annual incentive opportunity for Messrs. Woodson, Torgerson and Nicholas was based on the achievement of objective financial goals, namely earnings per share and cash flow, with recurring earnings per share from operations representing 70%, and recurring cash from operations available for capitalization reduction or investment representing 30%, of their short-term bonus potential. Mr. Vallillo’s annual incentive was based 25% on earnings per share at UI, 20% on UI’s cash flow, and 55% based on measures referred to by the Company to as the Balanced Scorecard. Use of the Balanced Scorecard enables measurement of more than just financial performance; it facilitates evaluation of internal business processes, customer service, attainment of goals related to safety, departmental or business unit leadership and professional development. Approximately sixty percent of the UI Balanced Scorecard consisted of objective, measurable goals. For Mr. Reed and Ms. Allen, 40% of their bonus potential was based on achievement of corporate financial goals, and 60% was based on achievement of UI Balanced Scorecard departmental and leadership goals. Short-term (annual) incentive awards are paid in cash.

Mr. Paglia’s short-term incentive for 2006 was based on the results from the sales of the Company’s interest in Bridgeport Energy, LLC and Cross Sound Cable, LLC. Under the terms of the short-term incentive approved by the CEDC for 2006, Mr. Paglia was entitled to the sum of (i) 2 percent of the net proceeds of the sale of the Company’s interest those two entities above $116 million, plus (ii) $850,000, minus the incentive that was already accrued in 2005 relating to the execution of an agreement for the sale of Cross Sound Cable. After the closing of both sales in 2006, Mr. Paglia received payment in 2006 of $975,000 pursuant to the foregoing formula.

•

Establishment of Short-term Incentive Target Percentages. Target annual short-term incentives, expressed as a percentage of base salary (then projected to be in effect on April 1, 2006) and based on position, were set by the CEDC for each Named Executive Officer other than Mr. Paglia in March, 2006. For 2006, the target awards expressed as a percentage of such base salary were: Mr. Woodson – 70% of base salary; Mr. Torgerson – 60% of base salary; Mr. Nicholas – 47% of base salary; Mr. Vallillo – 60% of base salary; Mr. Reed—34% of base salary; and Ms. Allen – 32% of base salary. Incentive award payments may range from 0% to 150% of the target award, meaning that such payments can be anywhere from zero percent to one and one half times the target award shown above, depending on the level of performance achieved during the period. The executives earn 50% of their target award for performance achieved at ‘threshold’ levels, 100% of their target award if the goals are achieved ‘at target’, and up to 150% of their target award if ‘maximum’ performance is attained. The actual percentages of base salary earned by the Named Executive Officers for 2006, based on performance achieved, are reported in the notes to the “Non-Equity Incentive Compensation” column of the Summary Compensation Table.

Equity Incentive Plan Awards— Long Term Incentive Program

The grants made by the CEDC on March 27, 2006 to Messrs Woodson, Nicholas, Vallillo and Reed, and Ms. Allen that are reflected under “Estimated Future Payouts Under Equity Incentive Plan Awards” were made pursuant to the Company’s Senior Executive Incentive Compensation Program, which includes, in the case of Messrs. Woodson and Nicholas, the UIL Holdings Corporation CEO/CFO Long-Term Incentive Program. These grants are long-term incentive awards, payable in shares of UIL Holdings’ common stock drawn from a UIL Holdings Corporation equity plan (to the extent possible within the limits of such plan), upon the achievement of certain performance criteria discussed in detail below. Any portion of performance shares that cannot be paid in stock due to applicable plan limits will be paid in cash. The share amounts listed in columns (f), (g) and (h) represent the numbers of shares of UIL Holdings common stock to be drawn from either the 1999 Stock Plan or the UIL Holdings Corporation Deferred Compensation Plan, upon the achievement of threshold, target and maximum levels of performance, respectively. The following paragraphs describe these long-term equity incentive awards in more detail.

The CEDC granted performance shares for the three-year cycle extending from January 1, 2006-December 31, 2008, to the following executives on March 27, 2006, based on the following target percentages of their base salary (projected to be in effect on April 1, 2006): Mr. Woodson –143% of base salary; Mr. Nicholas – 80% of base salary; Mr. Vallillo – 105% of base salary; Mr. Reed—54% of base salary; Ms. Allen – 45% of base salary. In general, the performance shares granted under this program will vest as of December 31, 2008, unless they sooner vest upon a change in control (if so determined by the Board of Directors of UIL Holdings). Mr. Paglia did not participate in the 2006-2008 long term incentive performance cycle. The number of shares to be awarded for performance achieved at threshold, target, and maximum is specified on the “Grants of Plan Based Awards” Table. With respect to the above-named executives, the final number of shares ultimately awarded to the individual will be determined at the end of the three-year period, depending on the level of the attainment of the pre-established performance goals.

The performance goals for Messrs. Woodson and Nicholas for the 2006-2008 performance cycle were based upon the achievement by two of UIL Holdings’ business units, UI and Xcelecom, Inc. (Xcelecom), of certain performance goals, with payment being based on the composite results of such programs weighted 80% and 20%, respectively. Final payout, if any, under the UI portion of the UIL Holdings long-term incentive program will be determined based on the average annual return on equity (ROE) achieved during the performance period compared against the target annual ROE percentage established, with 50%, 100% or 150% of the target amount of performance shares granted vesting if the “threshold,” “target” or “maximum” level of performance is achieved, respectively. Final payout, if any, under the Xcelecom portion of the UIL Holdings long-term incentive program will be determined based on two equally weighted performance measures of earnings per share and cash flow of Xcelecom for the performance period. Final payout, if any, under the Xcelecom long-term incentive program will be 0%, 100% or 200% of the target amount of performance shares granted if the “threshold,” “target” or “maximum” level of performance is achieved, respectively. From the date that Xcelecom was moved to discontinued operations, the performance goals and criteria became based solely on UI performance, actual Xcelecom performance will be used for that portion of the performance cycle occurring prior to its move to discontinued operations, and the maximum award will not exceed 150% of the target amount.

The performance goals for Messrs. Vallillo and Reed and Ms. Allen are based on annual return on equity (ROE) achieved by UI during the performance period compared against the target annual ROE percentage established, with 50%, 100% or 150% of the target amount of performance shares granted vesting if the “threshold,” “target” or “maximum” level of performance is achieved, respectively.

Mr. Torgerson was granted a one-year performance share award under the SEICP based on performance during 2006, equal to 90% of base salary for performance at target, and 135% of base salary for performance achieved at maximum. Performance goals were based on an equal weighting of UIL earnings per share and cash flow from continuing operations. On February 26, 2007, the CEDC determined that Mr. Torgerson achieved the maximum level of performance during 2006, and awarded Mr. Torgerson 23,250 restricted shares in respect of such performance, 50% of which will vest as of December 31, 2007, and 50% of which will vest as of December 31, 2008. The number of restricted shares that would have been awarded for performance achieved at threshold and target, as well as maximum, is specified on the “Grants of Plan Based Awards” Table.

Other Stock Awards

The grant made on January 30, 2006 to Mr. Torgerson reflected under “All Other Stock Awards: Number of Shares of Stock or Units”, was made under the UIL Holdings Corporation 1999 Amended and Restated Stock Plan. Mr. Torgerson was awarded a one-time grant of 16,667 shares of restricted stock under the UIL Holdings Corporation Amended and Restated 1999 Stock Plan, in recognition of his forfeiture of certain supplemental executive retirement and long-term incentives as a result of his termination of employment with his former employer. This grant was made on January 30, 2006, and will vest ratably over a five-year period.

The grant made by the CEDC on March 27, 2006 to Mr. Torgerson reflected under “All Other Stock Awards: Number of Shares of Stock or Units,” was made under the UIL Holdings Corporation 1999 Amended and Restated Stock Plan. The 2,578 shares of restricted stock listed in column (i) were granted pursuant to the terms of Mr. Torgerson’s Employment Agreement, which call for an award equal to $78,750 divided by the fair market value of UIL Holdings common stock on the date of the grant (vesting ratably over a five- year period). Such restricted stock is forfeitable to the extent not vested in the event that Mr. Torgerson terminates employment for any reason other than death, disability, retirement or a termination by the Company without cause as defined in his employment agreement.

All Other Option Awards

The grant to Mr. Woodson, reflected under “All Other Option Awards: Number of Securities Underlying Options”, was made under the UIL Holdings Corporation 1999 Amended and Restated Stock Plan. The option to purchase 94,387 shares of common stock listed in column (j) was granted pursuant to Mr. Woodson’s attestation of shares of common stock in connection with his exercise of certain options, with reload rights attached, as reported under the “Option Exercises and Stock Vested” Table below. The reload feature provides for an automatic grant of additional stock options whenever the holder exercises previously granted stock options and utilizes shares of UIL common stock, rather than cash, to satisfy the exercise price.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)		(i)	(j)
Woodson, Nathaniel	145,000				33.963	9/29/2009				23,500	$991,465	(1)
Woodson, Nathaniel	74,000				32.979	9/29/2009
Torgerson, James							42,495	$1,792,864	(1)
Paglia, Louis
Nicholas, Richard										13,166	$555,474	(1)
Nicholas, Richard	2,805				21.675	5/2/2013
Nicholas, Richard–	2,778				31.248	9/26/2015
Nicholas, Richard		5,555	(2)		31.248	9/26/2015
Vallillo, Anthony J.,										23,667	$998,511	(1)
Reed, Richard										6,500	$274,235	(1)
Allen, Susan	1,888				26.1	6/26/2010				5,500	$232,045	(1)
Allen, Susan	333				32.724	6/26/2010
Allen, Susan	4,833				27.105	3/26/2011
Allen, Susan	6,666				33.963	3/25/2012

(1)	The closing price of the Company’s stock on December 31, 2006 was $42.19.
(2)	2,777 options vest on September 26, 2007; and 2,778 vest on September 27, 2008.

Outstanding Equity Awards at Fiscal Year-End Table Narrative:

Option Awards

The outstanding options listed under “Option Awards” primarily relate to options granted under the 1999 Stock Plan pursuant to option agreements, the principal terms of which are disclosed in the table.

Stock Awards

The outstanding awards listed under “Stock Awards” primarily relate to grants made by the CEDC in March 2005 and March 2006 pursuant to the Company’s Senior Executive Incentive Compensation Program and 1999 Stock Plan. These grants are long-term performance-based incentive awards, payable in shares of UIL stock upon the achievement of certain performance criteria. The share amounts listed represent the numbers of shares of UIL Holdings common stock to be issued from the 1999 Stock Plan upon the achievement of target levels of performance. The performance periods for each grant runs for three years, beginning on January 1, 2005 or 2006, and ending on December 31, 2007 or 2008, respectively.

The outstanding awards listed under “Stock Awards” for Mr. Torgerson also include: 16,667 shares of restricted stock that vest over 5 years, commencing with date of the grant; 2,578 shares of restricted stock that vest ratably over a five year period from the date of grant; and 23,250 shares of restricted stock, 50% of which vest on December 31, 2007 and 50% of which will vest on December 31, 2008.

Option Exercises And Stock Vested

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
(a)	(b)	(c)	(d)	(e)
Nathaniel D. Woodson	455,160	$5,663,332	76,700	$2,961,387
James P. Torgerson
Richard J. Nicholas	13,583	127,898	16,989	655,945
Richard J. Reed	16,666	164,884	4,900	189,189
Susan E. Allen	8,333	95,269	1,907	73,629
Anthony J. Vallillo	63,349	645,199	16,415	633,783
Louis J. Paglia	33,333	31,333

(1)

The value realized equals the difference between the option exercise price and the fair market value of the Company’s stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)

Value realized on vesting is determined based on $38.61, the fair market value of the performance shares on February 26, 2007, the date performance was determined and shares were awarded. Mr. Nicholas deferred receipt of the 90% of the shares associated with the payment of his 16,989 performance shares in accordance with the terms of the Company’s Deferred Compensation Plan.

Option Exercises And Stock Vested Table Narrative:

Option Awards

During 2006, Mr. Woodson exercised 455,160 options (determined on a post-split basis) and realized $5,663,332. Mr. Woodson will have until September 29, 2009, the option expiration date, to exercise his remaining exercisable options.

Stock Awards

The shares listed as acquired on vesting under “Stock Awards” primarily relate to three-year cycle performance grants made by the CEDC in 2004 to Named Executive Officers, and also to total shareholder return (“TSR”) performance grants made to Messrs. Woodson and Nicholas, which vested on December 31, 2006. These grants are long-term incentive awards, payable in shares of UIL Holdings’ common stock upon the achievement of certain performance criteria. The share amounts listed represent the numbers of shares of UIL Holdings common stock issued from the UIL Holdings Corporation 1999 Amended and Restated Stock Plan as a result of performance achieved. The performance period for each grant ran for three years, beginning on January 1, 2004 and ending on December 31, 2006, except with respect to Messrs. Woodson and Nicholas for whom the performance period ran from April 1, 2004 through December 31, 2006 and January 1, 2005-December 31, 2006, respectively. For a more complete discussion of these grants, refer to the narrative below entitled “Long-term Incentives Earned in 2006.”

Long-term Incentives Earned in 2006. As of December 31, 2006, the Named Executive Officers, other than Messrs. Paglia and Torgerson, were vested in certain three-year performance share grants that had been awarded in 2004 and that vested on December 31, 2006. Mr. Paglia forfeited his 2004-2006 Long term Incentive Award due to his termination of employment and, accordingly, was ineligible to receive payment for such award. With respect to Mr. Woodson and Ms. Allen, the number of shares awarded was based upon the achievement by two of UIL Holdings’ business units, UI and Xcelecom, Inc. (Xcelecom), of certain performance goals, with payment being based on the composite results of such programs weighted 70% and 30%, respectively. Final payout under the UI portion of the UIL Holdings long-term incentive program was based on the average annual return on equity (ROE) achieved during the performance period compared against the target annual ROE percentage established, with 50%, 100% or 150% of the target amount of performance shares being awarded for performance achieved at “threshold,” “target” or “maximum” respectively. Final payout under the Xcelecom portion of the UIL Holdings long-term incentive program was determined based on the percentile ranking achieved by Xcelecom, with respect to two equally weighted performance measures, namely, pre-tax income as a percent of sales and free cash flow as a percent of sales, as compared against an established group of comparable companies for the performance period, with the potential award being defined to be 0%, 100% or 200% of the target amount of performance shares granted if the “threshold,” “target” or “maximum” level of performance were achieved, respectively. The maximum award could not exceed 165% of the target amount, which represents the weighted average of the maximum award for UI and Xcelecom.

Messrs. Vallillo’s, Nicholas’s and Reed’s benefits under their 2004-2006 performance share agreements were based upon the achievement of a single performance goal established with respect to the average annual return on equity (ROE) achieved during the performance period compared against the target annual ROE percentage established, with 50%, 100% or 150% of the target amount of performance shares being awarded for performance achieved at “threshold”, “target” or “maximum”, respectively.

On February 26, 2007, the CEDC certified that 2004-2006 performance goals were achieved to the following extent: Mr. Woodson and Ms. Allen—104% of target achieved; Messrs. Nicholas, Vallillo, and Reed—147% of target achieved. As a result, the following Named Executive Officers were determined by the CEDC to be entitled to the following number of shares of Company stock in respect of their 2004-2006 performance share award. Mr. Woodson–26,242 shares; Mr. Nicholas–4,655 shares; Mr. Vallillo–16,415 shares; Mr. Reed—4,900 shares; and Ms. Allen–1,907 shares. These share totals, and their corresponding value as of December 31, 2006, are reflected in the “Stock Awards” columns of the “Option Exercises And Stock Vested” table above.

In addition, as of December 31, 2006, Messrs. Woodson and Nicholas became vested in certain performance share grants, payment of which was based on the achievement of the relative total shareholder return (TSR) percentile achieved by UIL Holdings as compared against an established group of comparable companies selected by the CEDC for the period from April 10, 2004 through December 31, 2006 for Mr. Woodson, and January 1, 2005 through December 31, 2006 for Mr. Nicholas. Based on the CEDC’s determination of the relative TSR achieved with respect to those two periods, the CEDC determined on February 26, 2007 that Mr. Nicholas was entitled to 12,334 shares, representing 200% of the target award, which represented achievement at the ‘maximum’ level of performance. It exercised its discretion to reduce Mr. Woodson’s award from the maximum of 200% of the target award to 130% of target in recognition of significant losses incurred in connection with the disposition of certain assets and subsidiaries of Xcelecom, Inc., which resulted in Mr. Woodson being entitled to 50,458 shares. Due to share limitations contained in the 1999 Stock Plan, Mr. Woodson could not receive his entire TSR award in stock, and received $584,455 in cash in addition to the 50,458 shares. These share totals, and their corresponding values are reflected in the “Stock Awards” columns of the “Option Exercises And Stock Vested” table above. The cash portion of Mr. Woodson’s TSR award is reported in the “Non-Equity Incentive Compensation Column” of the Summary Compensation table.

PENSION BENEFITS

The following table shows the estimated actuarial present value of the Named Executive Officer’s accumulated pension benefits from three sources: (i) The United Illuminating Pension Plan, a tax-qualified defined benefit pension plan, (ii) The United Illuminating Supplemental Executive Retirement Plan, a plan that provides benefits based on compensation in excess of that which can be taken into account under the UI Pension Plan, and, (iii) if applicable, supplemental pension provisions contained in the executive’s employment agreement. The present value is calculated as of December 31, 2006, based on service and compensation through that date, and is actuarially equivalent to the annual benefits payable as a single life annuity under each such defined benefit pension plan at the earliest age at which a Named Executive Officer could retire without benefit reduction. Lump sum values are calculated using a 5.16% discount rate, the rate in effect for the 4th quarter of 2006, and the blended ‘94 GAR Mortality Table projected to 2002, except that the lump sum for Mr. Woodson, who retired as of September 30, 2006, is based on a 4.79% discount rate (the rate in effect for the 3rd quarter of 2006). These assumptions are consistent with the assumptions provided in the consolidated notes to audited financial statements of the Company for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2007. Amounts earned under nonqualified defined contribution plans are not reported on the following table, but are reported in the table entitled “Non-qualified Deferred Compensation.”

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)		(e)
Nathaniel D. Woodson	The UI Pension Plan	8.583	0		$349,021	(1)
	UI SERP/Emp. Agrt.	18.583	$4,102,272	(2)	0
James P. Torgerson(3)	The UI Pension Plan	0	0		0
	UI SERP/Emp. Agrt.	0	0		0
Louis J. Paglia	The UI Pension Plan	2.667	0		0
	UI SERP/Emp. Agrt.	2.667	0		0
Richard D. Nicholas	The UI Pension Plan	5.667	93,080		0
	UI SERP/Emp. Agrt.	5.667	56,003		0
Anthony J. Vallillo	The UI Pension Plan	38.500	1,135,678		0
	UI SERP/Emp. Agrt.	38.500	2,611,946		0
Richard J. Reed	The UI Pension Plan	36.583	1,129,827		0
	UI SERP/Emp. Agrt.	36.583	157,889		0
Susan E. Allen	The UI Pension Plan	23.417	485,278		0
	UI SERP/Emp. Agrt.	23.417	35,667		0

(1)	Mr. Woodson received a lump sum payout of his benefit from the UI Pension Plan during 2006. As of 12/31/06, he is not entitled to future accruals or payments from this Plan.
(2)	Mr. Woodson is to receive a distribution of his SERP benefit in two installments, with $2,647,821.7 paid in January 2007, and $1,454,449.85 paid in April, 2007.
(3)	Mr. Torgerson is not eligible to participate in the Pension Plan or SERP.

Pension Benefits Table Narrative:

The UI Pension Plan. The United Illuminating Pension Plan covers eligible employees of the registrant and certain subsidiaries, including The United Illuminating Company. Retirement benefits under the plan are determined by a fixed formula, based on years of service and the participant’s average annual earnings during the three years during which the person’s earnings were the highest or, if greater, the average of his or her final 36 months of compensation (“Final Average Compensation”). Under the current Pension Plan formula, a participant’s annual accrued benefit equals 1.6% x Final Average Compensation x Years of Benefit Service up to, and including a maximum of 30 years. (If, by December 31, 1999, a participant was at least age 55 and had at least 10 Years of Vesting Service, or if combined age and Years of Benefit Service equal at least 88, the participant is considered ‘grandfathered’ and is entitled to his or her accrued benefit determined under either the current Pension Plan formula or a prior Pension Plan formula, whichever provides the greater Accrued Benefit.) A participant’s accrued benefit is calculated in the form of a single life annuity beginning at his or her normal retirement date. For purposes of computing Pension Plan benefits, “annual earnings” includes total compensation from the Company, as reported on form W-2 for a calendar year, plus elective deferrals made during a calendar year under the Company’s cafeteria plan and/or 401(k)/Employee Stock Ownership Plan. It excludes any amounts contributed to, or the value of, benefits under any deferred compensation plan, employee benefit or fringe benefit program, any other compensation, and cash-outs of unused vacation payable to non-union employees. Internal Revenue Code Section 401(a)(17) limits earnings used to calculate qualified plan benefits to $220,000 for 2006. This limit was used in calculating the qualified plan benefits set forth in the table above.

The Plan was closed to new entrants effective as of April 1, 2005, with respect to unionized employees hired on or after that date, and effective as of May 1, 2005, with respect to non-unionized employees hired on or after that date.

Under the Pension Plan, a participant’s “Normal Retirement Age” means his or her 65th birthday or 5th anniversary of participation in the plan, whichever is later. The Plan also permits benefits to commence on or after reaching “Early Retirement.” In order to qualify for early retirement benefits under the Pension Plan, a participant must retire after reaching at least age 55 and being credited with 10 years of Vesting Service. If a participant is at least age 58, and the sum of his or her age and years of service equals 88 when he retires from active employment with the Company, then pension benefits will not be reduced for early commencement. If a participant retires on or after May 16, 2003, having reached age 55 and before age 58, and the sum of his or her years of service equals at least 88, then the participant’s accrued benefit will be reduced by 3% for each full year by which his retirement date precedes age 58. If a participant with 10 years of service retires on or after age 55 and the ‘rule of 88’ is not satisfied, then the participant’s accrued benefit will be reduced by 3% for each full year by which his retirement precedes his Normal Retirement Date but is on or after age 58, and by an additional 4% per year by which his retirement is on or after age 55 and before age 58. As of December 31, 2006, Messrs. Woodson, Vallillo and Reed were retirement-eligible.

The normal form of benefit payment for a married participant is an annuity for life, with 50% of the monthly amount paid to the Participant continued for the life of the surviving spouse for his or her life. The normal form of benefit for a single participant is an annuity for life, with no death benefit. Various actuarially equivalent optional forms of benefit payment are available, including a lump sum distribution. The same forms of benefit payable are applicable to the Company Supplemental Executive Retirement Plan benefits discussed below.

Company Supplemental Executive Retirement Plan Benefits. Company supplemental retirement benefits come from three possible sources: (i) the UI Supplemental Executive Retirement Plan; (ii) the executive’s employment agreement; and (iii) the UIL CIC Plan II. Under the terms of the UI Supplemental Executive Retirement Plan, each Named Executive Officer is entitled, upon his or her retirement, to a benefit equal to the difference between (A) what his or her annual retirement benefit would be under the UI Pension Plan, expressed as a life annuity commencing at the Participant’s Normal Retirement Date without his or her compensation being limited by Section 401(a)(17) of the Code, and (B) what his or her annual benefit is under the UI Pension Plan with such compensation limit imposed. (In calculating supplemental retirement benefits, short-term incentive compensation is included, but long-term incentive compensation is not). In addition, under the terms of the employment agreements of certain Named Executive Officers, the benefit formula is enhanced from that available under the qualified Pension Plan. Such enhancements may consist of an increase in the benefit formula percentage multiplier, or providing years of service in addition to the participant’s actual years credited under the pension plan, or both. Finally, under the terms of the UIL CIC Plan II, in the event of a change in control (as defined under that Plan) followed by the actual, or constructive termination of the executive’s employment within 24 months thereafter, such executive is credited with 1, 1.5, 2 or 3 additional years of service (depending on his employment classification) for purposes of computing a non-qualified deferred compensation benefit that is based on the qualified pension plan formula.

In rare circumstances in the past, the Company has provided additional deemed years of service in the calculation of supplemental executive retirement benefits for certain executive employees as part of their employment agreement negotiations, where it was believed necessary to do so in order to attract or retain those executives. In the case of the additional deemed years of service provided to Mr. Woodson, the Company’s then outside compensation consultant determined that the grant of deemed service was ‘not unusual in a late-career hire situation’ and was ‘very competitive’. The Company and the CEDC have determined that they generally will not be offering such incentives in the future.

Under the terms of Mr. Woodson’s employment agreement, upon his retirement at age 65, Mr. Woodson is entitled to an annual supplemental retirement benefit payable in 2007. The annual benefit to which he is entitled is equal to 2.0% of his highest three-year average total salary and short term bonus compensation (uncapped by compensation limits contained in Section 401(a)(17) of the Code), multiplied by his years of deemed service with the Company (described below), minus the annual benefit payable to him under the UI Pension Plan. The agreement provides that for each of his first five years of actual service, Mr. Woodson will be credited with three years for purposes of calculating the supplemental pension benefit payable to him. As of his retirement, Mr. Woodson had 18.583 years of combined actual and deemed service. The actuarial present value of Mr. Woodson’s supplemental executive retirement benefit as of December 31, 2006 is $4,102,272; and the actuarial present value of his qualified pension plan benefit is $349,021. Mr. Woodson will receive payment of the entire present value of his SERP in 2007; with $2,647,821.70 (the “409A grandfathered” portion) being paid in January, 2007; and $1,454,449.85 ( the “non-grandfathered portion”) being paid April, 2007 in order to comply with restrictions as to the timing of payment of such benefit imposed under Section 409A of the Internal Revenue Code.

Since Mr. Torgerson was hired after the Pension Plan had been amended to exclude newly hired employees from participation, he is not a participant in the UI Pension Plan. Mr. Torgerson also does not participate in the UI Supplemental Executive Retirement Plan. Nor does Mr. Torgerson’s employment agreement provide for any supplemental executive retirement benefit.

Under the terms of Mr. Paglia’s employment agreement, upon his termination of service he was entitled to an annual supplemental retirement benefit equal to 2.0% of his highest three-year average total salary and short term bonus compensation (uncapped by compensation limits contained in Section 401(a)(17) of the Code), multiplied by his actual of years of service, minus the annual benefit payable to him under the UI Pension Plan. Upon his termination of service, the actuarial present value of this SERP amount was determined to be $62,890 and was paid to Mr. Paglia prior to January 1, 2006 in accordance with certain transition rules available under Section 409A of the Code and guidance issued thereunder. Mr. Paglia was not entitled to any vested benefit under the terms of the UI Pension Plan.

Under the terms of Mr. Vallillo’s employment agreement, upon his retirement he is entitled to an annual supplemental retirement benefit equal to 2.0% of his highest three-year average total salary and short term bonus compensation (uncapped by compensation limits contained in Section 401(a)(17) of the Code), multiplied by his years of actual service capped at 30, minus the annual benefit payable to him under the UI Pension Plan. Mr. Vallillo has over 30 years of actual service with the Company and its affiliates, so both his SERP benefit and qualified Pension Plan benefit are calculated imposing the 30 year cap. As of December 31, 2006, Mr. Vallillo was credited with 30 years of service under the supplemental plan. Subject to the requirement for a six month delay in payment imposed by Section 409A of the Internal Revenue Code, Mr. Vallillo is entitled to receive his benefit in a lump sum that is the actuarial equivalent of an immediate life annuity payable on his retirement. The actuarial present value of Mr. Vallillo’s supplemental executive retirement benefit as of December 31, 2006, payable in a single life annuity commencing at his Normal Retirement Age is $2,611,946; and the actuarial present value of his qualified pension plan benefit commencing at his Normal Retirement Date is $1,135,678. Since Mr. Vallillo meets the ‘rule of 88’ discussed above, he would be entitled to commence this benefit without reduction for early commencement.

Under the terms of the UI Supplemental Executive Retirement Plan, Messrs. Nicholas, Reed and Ms. Allen are also entitled to a SERP benefit equal to the difference between (A) what his or her annual retirement benefit would be under the UI Pension Plan, expressed as a life annuity commencing at the Participant’s Normal Retirement Date without his or her compensation being limited by Section 401(a)(17) of the Code, and (B) what his or her annual benefit is under the UI Pension Plan with such compensation limit imposed. As of December 31, 2006, the actuarial present value of such benefit for these Named Executive Officers is as follows: Mr. Nicholas, $56,003; Ms. Allen, $35,667; Mr. Reed, $157,889. The present values of their accumulated qualified pension benefits are listed on the “Pension Benefits” Table above.

UI maintains a rabbi trust, which contains certain insurance policies and other assets, intended to help UI and UIL Holdings satisfy their respective obligations to executives covered by supplemental executive retirement benefits. The trust is also intended to assist UIL Holdings in meeting its obligations under the UIL CIC Plan II in the event of a change in control of UIL Holdings.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Woodson, Nathaniel	$449,150	0	104,949	(3,604)	$1,364,994
Torgerson, James	0	0	0	0	0
Paglia, Louis	0	0	0	0	0
Nicholas, Richard	$102,834	0	47,100	0	275,110
Vallillo, Anthony	$30,115	0	11,679	0	82,497
Reed, Richard	0	0	0	0	0
Allen, Susan	0	0	16,366	0	42,449

(1)	The amounts reported in column (b) include amounts reported as compensation for Messrs. Woodson, Nicholas and Vallillo under the Summary Compensation Table.

Nonqualified Deferred Compensation Table Narrative:

Plans or Agreements Under Which Compensation Deferrals Can be Made. Under the UIL Holdings Corporation Deferred Compensation Plan (“DCP”), Named Executive Officers and certain other executives may elect to defer certain elements of compensation. These elements include up to 85% of base salary and 100% of increases in salary, 100% of bonus and short- and long-term incentive payments, and up to 100% of restricted shares and performance shares. Such deferrals are not matched by employer contributions. Except for those deferrals deemed invested in stock units, participants in the DCP are permitted to direct investments of their elective deferral accounts into ‘deemed’ investments consisting of non-publicly traded mutual funds available through variable insurance products. The rate of the return on their investments is measured by the actual rate of return of the selected investments, reduced by fund management fees and fund expenses and no above-market earnings are credited. With respect to the fiscal year ended December 31, 2006, the deemed investments under the DCP Plan earned the following rates of return:

Performance of Plan Investments in the DCP	2006 Year End
Money Market Gartmore GVIT Money Market – Class V	4.61%
Short-Term Bond PIMCO VIT Low Duration – Admin Shares	3.96%
Intermediate-Term Bond PIMCO VIT Total Return – Admin Shares	3.85%
High Yield Bond Federated GVIT High Income Bond – Class I	10.60%
Conservative Allocation Gartmore GVIT Inv Dest Conservative – Class 2 Gartmore GVIT Inv Dest Moderately Conservative – Class 2	6.16 8.42	% %
Moderate Allocation Gartmore GVIT Inv Dest Moderate – Class 2 Gartmore GVIT Inv Dest Moderately Aggressive – Class 2 Gartmore GVIT Inv Dest Aggressive 0 Class 2	11.35 14.54 16.87	% % %
Large Value T. Rowe Price Equity Income – Class 2	18.65%
Large Blend Dreyfus Stock Index – Initial Shares	15.50%
Large Growth Oppenheimer Capital Appreciation VA – Initial Class	7.95%
Mid-Cap Value Goldman Sachs VIT Mid Cap Value	16.16%
Mid-Cap Blend Gartmore GVIT Mid Cap Index – Class I	9.89%
Mid-Cap Growth T. Rowe Price Mid Cap Growth – Class 2	6.38%

Performance of Plan Investments in the DCP	2006 Year End
Small Value Royce Capital Micro-Cap	21.07%
Small Blend Dreyfus IP Small Cap Stock Index – Service Shares	14.41%
Small Growth Gartmore GVIT Small Cap Growth – Class I	3.21%
World Stock Oppenheimer Global Securities VA – Initial Class	17.69%
Foreign Large Growth American Century VP International – Class I	25.03%
Diversified Emerging Markets Gartmore GVIT Emerging Markets - Class I	36.72%
Crediting Rate UIL Money Market Stock Holding Account	4.61%
Stock UIL Holdings Corporate Stock	62.75%

Deferrals of restricted shares and performance shares are deemed invested in Company stock units as of the date that the shares would otherwise vest. The rate of return of the stock units is determined by the registrant’s stock price. With the exception of restricted stock units and stock units attributable to vested performance shares, which must remain deemed invested in UIL stock, participants can change their investment directions with respect to their nonqualified deferred compensation accounts on a daily basis.

At the same time that a DCP participant makes a deferral election with respect to a particular year, he or she must also elect the timing and form of payment from among the options available under the Plan. These options include distribution in a specific future year as a scheduled ‘in-service withdrawal’ and distribution after employment ends due to retirement, termination or disability. Unscheduled withdrawals are not permitted; however, ‘hardship’ distributions for unforeseeable emergencies such as sudden or unexpected illness or accident of the participant or his or her dependent or casualty losses are permitted. Scheduled in-service distributions may commence as soon as 3 years after the end of the year in which the deferral is effective and, in accordance with the timely election of the participant, may be paid either in a lump sum or in annual installments over a 2 to 5 year period from the distribution commencement date. Distribution upon retirement, termination or disability will be paid in a lump sum if the Participant’s account balance is $10,000 or less. If timely elected by the participant and the account balance is over $10,000, distributions may be made in installments over a 5, 10 or 15 year period. The commencement of distributions is subject to a 6 month delay for key employees in order to comply with Section 409A of the Code. Any change in an election governing the timing of distributions or form of payment must be filed at least one year prior to the date the distribution would otherwise have commenced, must further delay commencement of the distribution by at least 5 years, and cannot be given effect until one year after the new ‘change’ election is filed.

The deferrals that participants make under the DCP and earnings thereon are general unsecured obligations of the Company and DCP participants thus are unsecured creditors of the Company. The Company has established a grantor trust, known as a rabbi trust, to help secure payment of DCP balances to plan participants, particularly in the event of a change in control or management of the Company. In the event of the insolvency or bankruptcy of the Company, any assets in this trust will be marshaled and held for the benefit of the Company’s general creditors.

Payments upon Termination or Change in Control

Each Named Executive Officer’s employment agreement provides for certain severance payments and benefits in the event that his or her employment is terminated without cause, or on account of a breach of the agreement by the employer, or upon the non-renewal of the executive’s agreement at the election of the employer. The level of severance benefits is based on the executive’s position, and ranges from one to three times the sum of (i) base salary plus (ii) short-term incentive calculated as if performance goals had been achieved ‘at target.’ In addition, in the event that the executive’s employment is actually or constructively terminated within 24 months following a change in control, each such executive is entitled to the greater of (i) the payments and benefits to which he or she would be entitled under his or her employment agreement if terminated without cause (not in connection with a change in control) or (ii) the amounts and benefits payable under the UIL CIC Plan II. The executive is also entitled to certain benefits in the event of termination due to retirement, death or disability. These payments and benefits are more fully described below.

Named Executive Officers who Retired or Terminated Employment During 2006

Mr. Woodson retired as of September 30, 2006 at age 65, not in connection with any change in control. Under the terms of his employment agreement, he is entitled to receive: (i) a payment in a single sum of $4,102,272, representing the actuarial present value of the supplemental retirement benefit in set forth in the “Pension Benefits” Table above; (ii) a payment of $349,021, representing the actuarial present value of his tax-qualified pension plan benefit set forth in the Pension Benefits Table above, which amount can be distributed either in a lump sum or in one of the actuarially equivalent forms of distribution available under the terms of the Pension Plan; (iii) payment of accumulated, unused vacation equal to $80,062; (iv) payment of $1,364,994, representing his non-qualified deferred compensation plan balance set forth in the table entitled “Non-Qualified Deferred Compensation” in accordance with the terms of his timely filed elections; (v) a lump sum cash payment of $349,355, representing the short-term annual incentive compensation earned by Mr. Woodson with respect to 2006; and (vi) payment of 76,700 shares of Company stock and $584,455 in cash in settlement of the (A) 2004-2006 UIL Long-Term Incentive Performance Share Agreement and (B) Total Shareholder Return Performance Share Agreement between Mr. Woodson and the Company. To the extent that performance goals are achieved with respect to the 2005-2007 and 2006-2008 long-term performance share agreements, Mr. Woodson will also be entitled to payment in accordance with the terms and conditions of those agreements. Finally, Mr. Woodson will have until September 29, 2009, the option expiration date, to exercise his other exercisable options. No reload rights may be exercised following Mr. Woodson’s retirement.

Mr. Paglia’s Separation Agreement provides that Mr. Paglia’s employment was terminated without cause. Consequently, in accordance with the provisions of his employment agreement and related severance and release agreement, he was entitled to receive the following benefits: (i) a lump sum payment of $12,920, representing accumulated unused vacation due to Mr. Paglia; (ii) a lump sum payment of $62,890 representing the present lump sum value of supplemental retirement benefit, calculated as of December 31, 2004 and paid to Mr. Paglia as of December 31, 2005; (iii) commencing on the first day of the seventh month following his termination of employment, a severance benefit totaling $916,200, with $458,100 paid out in a lump sum upon such date and the remaining $458,100 paid out ratably over a 12 month period beginning on such date; (v) a cash bonus of $328,351; (vi) an incentive compensation payment related to strategic objectives achieved in the amount of $975,000 in connection with the sale of the Company’s interest in Bridgeport Energy, LLC. and Cross Sound Cable, LLC; and (vii) continued participation in the medical and dental plans in which he participated prior to his termination for two years on the same basis as if he were an active employee. Payment of the foregoing amounts were conditioned upon Mr. Paglia’s execution of a release agreement, and adherence to the terms a 12 month non-competition and non-solicitation provision, the terms of which are more fully described below.

Termination Benefits for All Other Named Executive Officers

The tables below provide an estimate of the payments that would be made to each of the Named Executive Officers other than Messrs. Woodson and Paglia under various termination scenarios. These include voluntary termination, termination by the Company without cause or by the executive with ‘good reason,’ ‘for cause’ termination by the Company, retirement and termination within 24 months following a change in control. The amounts shown are estimates assuming that such termination was effective as of December 31, 2006. The actual amounts to be paid can only be determined at the time of such executive’s termination of employment from the Company.

James P. Torgerson Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Retirement, Disability or Death ($)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	For Cause Termination ($)	Involuntary or Good Reason Termination within 24 months following CIC ($)
Severance	0	0	840,000	0	1,575,000
Annual Incentive Compensation	0	433,125	433,125	0	433,125
UI Pension Plan	0	0	0	0	0
UI SERP	0	0	0	0	0
Post-termination Medical and Life Ins.	0	0	14,662	0	14,662
Continuation of Other Benefits	0	0	0	0	8,510
280G Tax Gross-up	0	0	0	0	0

Total:	0	$433,125	$1,287,787		$2,031,297

Had UIL Holdings terminated Mr. Torgerson’s employment without cause or Mr. Torgerson resigned due to a breach of the agreement by the Company (i.e., for “Good Reason”) as of December 31, 2006, he would be entitled to the following: (i) his annual incentive earned for 2006 (“Annual Incentive Compensation”) paid in a lump sum; (ii) severance equal to his annual base salary immediately prior to the date of his termination plus his annual short-term incentive compensation calculated as if he had been employed on the last day of the year of his termination, and as if all goals had been achieved “at target;” and (iii) participation in the medical and dental plans for one year on the same basis as if he were an active employee. In order to receive such termination without cause payments and benefits, Mr. Torgerson would be required to execute a general release and adhere to the terms a 12 month non-competition and non-solicitation provision, the terms of which are more fully described below in this section. If Mr. Torgerson died, retired, or terminated employment due to disability (as defined in his employment agreement), he would be entitled to all of the payments and benefits described above other than the severance and employer subsidized medical and dental benefits described above. If Mr. Torgerson voluntarily terminated employment not on account of breach by the Company, he would not be entitled to severance, continued subsidized medical and dental coverage or Annual Incentive Compensation. Under UIL CIC Plan II, if Mr. Torgerson’s employment were terminated without cause within two years following a change in control of UIL Holdings and the plan provided a greater benefit than termination without cause payments available under his employment agreement, he would be entitled to receive, in lieu of his employment agreement termination benefits, a lump sum severance payment equal to three times his annual base salary in effect immediately prior to his termination, plus one year of continued participation in all the employee benefit plans and programs in which he participated prior to his termination on the same basis as if he were an active employee. In addition, under his employment agreement, Mr. Torgerson would be entitled to a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, after taking into account the reasonable value of the non-competition provision that binds Mr. Torgerson, it appears that no excess parachute payment would have existed and, accordingly, no gross-up would have been required, as of December 31, 2006.

Richard J. Nicholas Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Retirement, Disability or Death ($)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	For Cause Termination ($)	Involuntary or Good Reason Termination within 24 months following CIC ($)
Severance	0		831,726	0	831,726
Annual Incentive Compensation	0	199,445	199,445	0	199,445
UI Pension Plan	105,615	105,615	105,615	105,615	105,615
UI SERP	57,946	57,946	115,673	0	115,673
Post-termination Medical and Life Ins.	0	0	27,290	0	27,290
Continuation of Other Benefits	0	0	0	0	18,240
280G Tax Gross-up	0	0	0	0	0

Total:	$163,561	$363,006	$1,279,749	$105,615	$1,297,989

If UI terminated Mr. Nicholas’ employment without cause, or he resigned for Good Reason, or his employment agreement were not renewed at the election of UI as of December 31, 2006, Mr. Nicholas would receive the following: (i) Annual Incentive Compensation paid in a lump sum; (ii) severance equal to two times the sum of (A) his annual base salary immediately prior to the date of his termination, plus (B) his annual short-term incentive compensation calculated as if he had been employed on the last day of the year of his termination, and as if all goals had been achieved “at target”; (iii) two years of deemed service added in the calculation of the entitlement to and benefit payable under the UI Pension Plan and UI retiree medical benefit plan; and (iv) participation in the medical and dental plans for two years on the same basis as if he were an active employee. In order to receive such termination without cause payments and benefits, Mr. Nicholas would be required to execute a general release and adhere to a 12 month non-compete agreement. If Mr. Nicholas died, retired, or terminated due to disability (as defined in his employment agreement) he would be entitled to all of the payments and benefits described above other than severance, the employer subsidized medical and dental benefits described above, and the two years of imputed service. If Mr. Nicholas voluntarily terminated not on account of breach by the Company, he would not be entitled to severance, continued subsidized medical coverage, imputed service or Annual Incentive Compensation. Under the UIL CIC Plan II, if Mr. Nicholas’ employment were terminated without cause within two years following a change in control of UIL Holdings he would be entitled to continuation of all benefits for a two-year period, not just medical and dental benefits in addition to the other benefits and payments he would be entitled to on a termination without cause. In addition, under his employment agreement, Mr. Nicholas would be entitled to a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, after taking into account the reasonable value of the non-competition provision that binds Mr. Nicholas, it appears that no excess parachute payment would have existed and, accordingly, no gross-up would have been required, as of December 31, 2006.

Anthony J. Vallillo Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Retirement, or Disability ($)	Involuntary Termination without Cause or Resignation for Good Reason ($)	For Cause Termination ($)	Involuntary or Good Reason Termination within 24 months following CIC ($)
Severance	0	0	1,113,920	0	1,113,920
Annual Incentive Compensation	0	265,292	265,292	0	265,292
UI Pension Plan	787,129	787,129	787,129	787,129	787,129
UI SERP	2,689,202	2,689,202	2,689,202	0	2,689,202
Post-termination Medical and Life Ins.	162,931	162,931	162,931	162,931	162,931
Continuation of Other Benefits	0	0	0	0	17,950
280G Tax Gross-up	0	0	0	0	0

Total:	$3,639,262	$3,904,554	$5,018,474	$950,060	$5,036,424

If UI terminated Mr. Vallillo’s employment without cause, or he resigned for Good Reason, or his employment agreement were not renewed as of December 31, 2006, Mr. Vallillo would receive the following: (i) Annual Incentive Compensation paid in a lump sum; (ii) severance equal to two times the sum of (A) his annual base salary immediately prior to the date of his termination, plus (B) his annual short-term incentive compensation calculated as if he had been employed on the last day of the year of his termination, and as if all goals had been achieved “at target;” (iii) continued participation for two years in the medical and dental benefit plans of the Company on the same basis as if he were an active employee; and (iv) an annual supplemental retirement benefit in an amount equal to 2.0% of his highest three-year average total salary and bonus compensation, multiplied by his actual years of benefit service (not to exceed 30) minus the annual benefit payable to him under the UI Pension Plan. In order to receive such termination without cause payments and benefits, Mr. Vallillo would be required to execute a general release and adhere to the terms a 12 month non-compete agreement. If Mr. Vallillo died, retired, or terminated due to disability (as defined in his employment agreement), he would be entitled to all of the payments and benefits described above other than severance and the two years of employer subsidized medical and dental benefits described above. If Mr. Vallillo voluntarily terminated not on account of breach by the Company, he would not be entitled to severance, continued subsidized medical coverage for a two year period, or Annual Incentive Compensation. Under all termination scenarios, Mr. Vallillo would be eligible for retiree medical and life insurance benefits. Under the UIL CIC Plan II, if Mr. Vallillo’s employment were terminated without cause within two years following a change in control of UIL Holdings and the plan provided a greater benefit than the termination without cause benefits available under his employment agreement, he would be entitled to receive, in lieu of his employment agreement termination without cause benefits, the following benefits: (i) a severance payment equal to 2 years of his compensation at his then-current salary and bonus rate; (ii) an increase of 2 years of service in the calculation of his benefits payable under the UIL Holdings retiree medical benefit plans, (iii) 2 years of continued participation in all the employee benefit plans and programs in which he participated prior to his termination on the same basis as if he were an active employee; and (iv) 2 years of deemed service in the calculation of supplemental retirement benefits payable under Mr. Vallillo’s employment agreement. Under his employment agreement, Mr. Vallillo would be entitled to a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, after taking into account the reasonable value of the non-competition provision that binds Mr. Vallillo, it appears that no excess parachute payment would have existed and, accordingly, no gross-up would have been required, as of December 31, 2006.

Richard J. Reed Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Retirement, Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason ($)	For Cause Termination ($)	Involuntary or Good Reason Termination within 24 months following CIC ($)
Severance	0	0	569,500	0	427,125
Annual Incentive Compensation	0	84,533	84,533	0	84,533
UI Pension Plan	799,189	799,189	799,189	799,189	799,189
UI SERP	165,927	165,927	165,927	0	165,927
Post-termination Medical and Life Ins.	162,931	162,931	162,931	162,931	162,931
Continuation of Other Benefits	0	0	0	0	13,676
280G Tax Gross-up	0	0	0	0	0

Total:	$1,128,047	$1,212,580	$1,782,080	$962,120	$1,653,381

If UI terminated Mr. Reed’s employment without cause, or he resigned for Good Reason, or his employment agreement were not renewed at the election of UI as of December 31, 2006, Mr. Reed would receive the following: (i) Annual Incentive Compensation; (ii) two times the sum of (A) his annual base salary immediately prior to the date of his termination plus (B) his annual short-term incentive compensation calculated as if he had been employed on the last day of the year of his termination, and as if all goals had been achieved “at target”; and (iii) participation in the medical and dental plans for one year on the same basis as if he were an active employee. In order to receive such termination without cause payments and benefits, Mr. Reed would be required to execute a general release and adhere to the terms a 12 month non-compete agreement. If Mr. Reed died, retired, or terminated due to disability, he would be entitled to all of the payments and benefits described above other than severance and the one year of employer subsidized medical and dental benefits described above. If Mr. Reed voluntarily terminated not on account of breach by the Company, he would not be entitled to severance, continued subsidized medical coverage, or Annual Incentive Compensation. Under all termination scenarios, Mr. Reed would be eligible for retiree medical and life insurance benefits. Under UIL CIC Plan II, if Mr. Reed’s employment were terminated without cause within two years following a change in control of UIL Holdings and the plan provided a greater benefit than that available under his employment agreement, he would be entitled to receive, in lieu of his employment agreement termination benefits, a severance payment of 1.5 years’ compensation at his then-current salary and bonus rate, an increase of 1.5 years of service in the calculation of the benefits payable under the UIL Holdings retiree medical benefit plan, and 1.5 years of continued participation in the employee benefit plans and programs in which he participated prior to his termination on the same basis as if he were an active employee. Should Mr. Reed’s severance and related benefits constitute an excess parachute payment under Section 280G of the Code, they will be reduced, as necessary, so that no excess parachute payment results.

Susan E. Allen Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Retirement, or Disability ($)	Involuntary Termination without Cause or Resignation for Good Reason ($)	For Cause Termination ($)	Involuntary or Good Reason Termination within 24 months following CIC ($)
Severance	0	0	513,216	0	384,912
Annual Incentive Compensation	0	83,359	83,359	0	83,359
UI Pension Plan	335,194	335,194	335,194	335,194	335,194
UI SERP	38,790	38,790	70,731	0	62,746
Post-termination Medical and Life Ins.	0	0	13,390	0	10,042
Continuation of Other Benefits	0	0	0	0	12,956
280G Tax Gross-up	0	0	0	0	0

Total:	$373,984	$457,343	$1,015,890	$335,194	$889,209

If UI terminated Ms. Allen’s employment without cause, or she resigned for Good Reason, or her employment agreement were not renewed as of December 31, 2006, Ms. Allen would receive the following: (i) Annual Incentive Compensation in a lump sum; (ii) severance equal to two times the sum of (A) her annual base salary immediately prior to the date of her termination plus (B) her annual short-term incentive compensation calculated as if she had been employed on the last day of the year of her termination, and as if all goals had been achieved “at target”; (iii) two years of deemed service added in the calculation of the entitlement to and benefit payable under the UI Pension Plan and UI retiree medical benefit plan; and (iv) participation in the medical and dental plans for two years on the same basis as if she were an active employee. In order to receive such termination without cause payments and benefits, Ms. Allen would be required to execute a general release and adhere to a 12 month non-compete agreement. If Ms. Allen died, retired, or terminated due to disability, she would be entitled to all of the payments and benefits described above other than severance, the two years of employer subsidized medical and dental benefits described above, and the two years of imputed service. If Ms. Allen voluntarily terminated not on account of breach by the Company, she would not be entitled to severance, continued subsidized medical coverage, imputed service or Annual Incentive Compensation. Under the UIL CIC Plan II, if Ms. Allen’s employment were terminated without cause within two years following a change in control of UIL Holdings and the plan provided a greater benefit than the termination without cause benefits available under her employment agreement, she would be entitled to receive, in lieu of her employment agreement termination benefits, the following benefits: (i) a severance payment equal to 1.5 years’ of her compensation at her then-current salary and bonus rate; (ii) an increase of 1.5 years of service in the calculation of her benefits payable under the UIL Holdings retiree medical benefit plans, (iii) 1.5 years of continued participation in all the employee benefit plans and programs in which she participated prior to his termination on the same basis as if she were an active employee; and (iv) 1.5 years of deemed service in the calculation of supplemental retirement benefits payable under Ms. Allen’s employment agreement. Should Ms. Allen’s severance and related benefits constitute an excess parachute payment under Section 280G of the Code, they will be reduced, as necessary, so that no excess parachute payment results.

Non-competition and Non-solicitation Covenants. All the Named Executive Officers, along with other executives who are parties to an employment agreement with UIL or UI, are bound for a period of twelve months from termination by non-competition and non-solicitation covenants. In order to receive severance payments and other benefits upon a termination without cause, or termination following a change in control, the executive is required to comply with a provision that prohibits the executive for twelve months from (i) becoming employed by, entering into a consulting arrangement with or otherwise performing services for a competitor; (ii) diverting business, directly or indirectly, from the Company or any affiliate, or interfering with customer or supply relationships; or (iii) attempting to interfere with the Company’s relationships with its employees. The definition of a ‘competitor’ is tailored to the particular business of the executive’s direct employer (e.g., UIL Holdings, UI, Xcelecom, Inc.) Further, the employee is required to maintain confidentiality of the Company’s methods of doing business, marketing and strategic business plans, customer lists and the like. These provisions survive the termination of the executive’s employment agreement. A breach will result in the forfeiture of any termination or change-of-control payments or benefits then still owing to the executive, and the Company expressly reserves the right to seek injunctive relief.

Director Compensation

The following table shows the compensation of each Director for services rendered in that capacity during 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Thelma R. Albright	56,000	76,472	N/A	N/A	N/A	N/A	132,472
Marc C. Breslawsky	45,000	76,472					121,472
Betsy Henley Cohn	35,000	76,472					111,472
Arnold L. Chase	39,000	76,472					115,472
John F. Croweak	53,000	101,002					154,002
John L. Lahey	52,000	76,472					128,472
F. Patrick McFadden	79,000	82,475					161,475
Daniel J. Miglio	51,000	76,472					127,452
William F. Murdy	49,000	76,472					125,472
James A. Thomas	46,000	76,472					122,472

Directors who are employees of UIL Holdings or its subsidiaries receive no compensation for their service as Directors. The Company does not provide pension benefits to directors; nor does it provide above market earnings on any compensation deferred by directors, which otherwise would have to be reported in this table.

Column (b) includes the aggregate of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairman fees, and meeting fees.

Column (c) includes the aggregate grant date fair value of restricted stock awards and restricted stock units deferred under the Non-Employee Directors’ Common Stock and Deferred Compensation Plan, determined in accordance with SFAS 123R. Since Messrs. McFadden and Croweak are eligible to retire, the entire full grant date fair value of the 2006 award is required to be expensed in the year of the grant.

On October 1, 2006, upon the retirement of Mr. Woodson (the former Chairman of the Board and Chief Executive Officer), F. Patrick McFadden, the former Lead Director, was named the Non-Executive Chairman of the Board. His compensation was set at $180,000, payable in twelve installments.

For 2006, the remuneration of the other non-employee Directors included an annual retainer fee of $21,000, payable as follows: $9,000 for service during the first quarter of the year and $4,000 each for service during the second, third and fourth quarters of the year. In addition, directors received fees of $1,000 in cash for each meeting of the Board of Directors or committee of the Board of Directors attended. The Chairman and committee chairpersons (other than the chairs of the Audit Committee and the Compensation and Executive Development Committee) received an additional fee of $750 per quarter each year ($3,000 per annum). The additional fees of the chairs of the Audit

Committee and the Compensation and Executive Development Committee were $2,250 per quarter and $1,500 per quarter, respectively. Non-employee Directors are also provided travel/accident insurance coverage in the amount of $200,000.

The $9,000 retainer fee payable for service during the first quarter of the year is payable in shares of UIL stock, or by credit to a phantom stock account under the Non-Employee Directors’ Common Stock and Deferred Compensation Plan (described below). Under the 1999 Stock Plan, each non-employee Director was granted 2,000 shares of restricted stock as long-term incentive compensation on March 27, 2006. Each Director may decide to defer receipt of these shares, in which case such Director receives a credit to his or her stock account in the UIL Holdings Deferred Compensation Plan. If the Director does not timely defer receipt of the restricted shares, they vest on the third anniversary of the grant.

The Non-Employee Directors’ Common Stock and Deferred Compensation Plan has two features: a mandatory common stock feature; and an optional deferred compensation feature. Each non-employee Director has two accounts in the plan: a stock account for the accumulation of units that are equivalent to shares of common stock, and on which amounts equal to cash dividends on the shares of UIL stock represented by stock units in the account accrue as additional stock units; and a cash account for accumulation of the Director’s fees payable in cash that the Director elects to defer, and on which interest accrues at the prime rate in effect at the beginning of each month at Citibank, N.A. Under the common stock feature of the plan, a credit of stock units to each non-employee Director’s stock account in the plan is made on or about the first day of March in each year, unless the Director elects to receive shares of common stock in lieu of having an equivalent number of stock units credited to his or her stock account. Each annual stock account credit consists of a number of whole and fractional stock units equal to the sum of 200 plus the quotient resulting from dividing the retainer fee for the first quarter of the year by the market value (i.e., the average of the high and low values) of UIL stock on the date of the credit. Under the deferred compensation feature of the plan, a non-employee Director may elect to defer receipt of all or part of (i) his or her retainer fee for service during the second, third and fourth quarters of each year, (ii) his or her committee chairperson fees, and/or (iii) his or her meeting fees, that are payable in cash. All amounts deferred are credited when payable, at the Director’s election, to either the Director’s cash account or to the Director’s stock account (in a number of whole and fractional stock units based on the market value of UIL Holdings’ common stock on the date the fee is payable) in the plan. All amounts credited to a non-employee Director’s cash account or stock account in the plan are at all times fully vested and nonforfeitable, and are payable only upon termination of the Director’s service on the Board of Directors. At that time, the cash account is payable in cash and the stock account is payable in an equivalent number of shares of UIL Holdings’ common stock.

Following is a listing for each director, by type of equity compensation, of the aggregate number of stock and option awards outstanding as of December 31, 2006:

Director’s Name	Restricted Stock#	Options
(a)	(b)	(c)
Thelma R. Albright	9,046	30,000
Marc C. Breslawsky	9,046	30,000
Betsy Henley Cohn	6,000	0
Arnold L. Chase	6,000	22,500
John F. Croweak	9,046	7,500
John L. Lahey	9,046	23,022
F. Patrick McFadden	9,046	0
Daniel J. Miglio	6,000	7,500
William F. Murdy	9,046	7,500
James A. Thomas	6,000	20,000

The table above represents outstanding restricted stock and option awards held by the Non-Employee Directors as of December 31, 2006. It does not include other shares owned by the Non-Employee Directors free of restrictions. A complete listing of equity ownership can be found in the Stock Ownership of Directors and Officers section of this proxy.

In December, 2006, the Corporate Governance and Nominating Committee of the Board, in conjunction with, Steven Hall & Partners, conducted a study on Directors’ compensation. Pursuant to such study, such committee recommended to the Board, and the Board approved, the following revisions to Directors’ compensation: The Non-

Executive Directors, excluding the Non-Executive Chairman, will continue to receive an annual retainer of $21,000, although the first quarter’s retainer will be paid in cash instead of equity. Additionally, the Committee and the Board authorized 2,205 shares of restricted stock to be awarded at the March 26, 2007 meeting of the Board, consistent with the Company’s prior practice of granting restricted shares to Directors each year. At the February 26, 2007 meeting of the Corporate Governance and Nominating Committee, the Committee recommended approval to the Board of Directors of the following additional changes to Directors’ compensation: a recommendation to increase the Chair fee for the CEDC and the Audit Committee to $10,000; to increase the annual fee for the chairs of other committees from $3,000 to $5,000, and to increase the Non Executive Chairman’s remuneration to $225,000, payable 50% in cash and 50% in equity. These changes were consistent with information provided by the Committee’s outside consultant. The Board of Directors approved the recommended changes at their February 26, 2007 meeting.

SHAREOWNER RETURN PRESENTATION

The line graph appearing below compares the yearly change in UIL Holdings’ cumulative total shareowner return on its common stock with the cumulative total return on the S&P Composite-500 Stock Index, the S&P Public Utility Index and the S&P Electric Power Companies Index for the period of five fiscal years commencing 2001 and ending 2006.

	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05	Dec-06
UIL	$100	$74	$101	$122	$116	$185
S&P 500	$100	$77	$97	$106	$109	$123
S&P Public Utility Index	$100	$67	$81	$97	$109	$128
S&P Elect. Pwr. Co. Index	$100	$81	$97	$118	$134	$159

*

Assumes that the value of the investment in UIL Holdings’ common stock and each index was $100 on December 31, 2001 and that all dividends were reinvested. For purposes of this graph, the yearly change in cumulative shareowner return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the year, assuming dividend reinvestment, and (B) the difference in the fair market value at the end and the beginning of the year, by (ii) the fair market value at the beginning of the year. The changes displayed are not necessarily indicative of future returns measured by this or any other method.

BOARD OF DIRECTORS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (Committee) is responsible for providing independent, objective oversight of UIL Holdings’ accounting functions and internal controls. The Committee is comprised of a minimum of four independent Directors, and acts under a written charter adopted by the Board of Directors. On March 13, 2007, the Board of Directors amended its Audit Committee Charter, primarily for a change in the minimum number of members. The Audit Committee Charter meets the current requirements of the Securities and Exchange Commission and New York Stock Exchange and is posted on the Corporation’s website, www.uil.com.

UIL Holdings’ management, including its internal audit staff, is responsible for UIL Holdings’ internal financial controls and the financial reporting process. UIL Holdings’ independent registered public accounting firm is responsible for performing an independent audit of UIL Holdings’ consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

The Committee’s meetings are structured and conducted to facilitate and encourage open communications between the Committee and UIL Holdings’ internal audit staff, between the Committee and UIL Holdings’ independent registered public accounting firm, PricewaterhouseCoopers LLP, and between the Committee and UIL Holdings’ executive management. During these meetings, the Committee has reviewed and discussed with management and PricewaterhouseCoopers the quarterly financial statements included in quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during the year ended December 31, 2006 and audited financial statements for the year ended December 31, 2006. Discussions with PricewaterhouseCoopers have also included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). PricewaterhouseCoopers has also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed with PricewaterhouseCoopers that firm’s independence.

Based on its reviews and discussions with UIL Holdings’ management, including its internal audit staff, and with PricewaterhouseCoopers, the Committee recommended to the Board of Directors that UIL Holdings’ audited financial statements for the year ended December 31, 2006, be approved and included in UIL Holdings’ Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For the years ended December 31, 2006 and December 31, 2005, PricewaterhouseCoopers billed UIL Holdings the following fees for services rendered:

	2006	2005
Audit Fees (1)	$1,216,387	$1,113,513
Audit-Related Services Fees	0	0
Tax Fees	28,435	36,455
All Other Fees	0	0

Total Fees Billed	$1,244,822	$1,149,968

(1)

For the audit of UIL Holdings’ annual financial statements for the year ended December 31, 2006 and 2005, for review of the quarterly financial statements included in UIL Holdings’ Quarterly Reports on Form 10-Q, and for auditing divestiture accounting issues. It also includes work performed to attest and report on the Sarbanes-Oxley Act of 2002, Section 404, in accordance with the Public Company Accounting Oversight Board Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.”

Included in the “Tax Fees” category were fees billed for sales and use tax matters and other tax compliance costs in 2006, and for state of Connecticut tax matters in 2005. Pursuant to its charter, the Audit Committee is responsible for selection, approving compensation and overseeing the independence, qualifications and performance of the independent accountants. The Audit Committee has adopted a pre-approval policy pursuant to which certain permissible audit and non-audit services may be provided by the independent accountants. In considering services to be provided by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountants are likely to provide the most effective and efficient services based upon their familiarity with the company; and whether the services could enhance our ability to manage or control risk or improve audit quality. After review and discussion, the Committee has concluded that PricewaterhouseCoopers’ provision of non-audit services to UIL Holdings was compatible with maintaining PricewaterhouseCoopers’ auditor independence. The Committee approved all of the services in advance for which PricewaterhouseCoopers’ billed UIL Holdings during 2006. The Committee has adopted a policy whereby if additional PricewaterhouseCoopers service is permissible, the timing is such that it should be undertaken before the next Committee meeting, and the dollar amount is less than one hundred thousand dollars, approval will be sought from the Committee Chair. If approved by the Committee Chair, the rest of the Committee will be notified of the engagement in writing.

AUDIT COMMITTEE

Mark C. Breslawsky

Daniel J. Miglio (Chair)

William F. Murdy

James A. Thomas

PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors, at a meeting held on February 13, 2007, voted to employ the firm of PricewaterhouseCoopers LLP to perform an audit of the books and affairs of UIL Holdings for the fiscal year 2007. One or more representatives of PricewaterhouseCoopers LLP will attend the annual meeting, will be afforded the opportunity to make a statement if they desire to do so, and will be available to answer questions that may be asked by shareowners.

Shareowner ratification of the selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm is not required by UIL Holdings’ bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareowners for ratification as a matter of good corporate practice. If the shareowners fail to ratify the selection, the Audit Committee will reconsider the selection of that firm. The Audit Committee in its discretion may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in the best interests of UIL Holdings and its shareowners.

Vote Required for Approval

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, the proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent public registered accounting firm will be approved if the votes cast in favor of this action exceed the votes cast against it. Proxies marked to abstain from voting with respect to this action will not have the legal effect of voting against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL CONCERNING THE RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3 – APPROVAL OF AN AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF UIL HOLDINGS CORPORATION

The Board of Directors of the Company approved an amendment of the Company’s certificate of incorporation in the form attached as Exhibit I to this proxy statement at its meeting on March 26, 2007. The amendment would increase the authorized number of shares of common stock, without par value, of the Company from 30 million shares to 75 million shares. The Board of Directors believes that this amendment to the certificate of incorporation is in the best interests of the Company and its shareholders and recommends approval of this proposal. If approved by shareholders at the Annual Meeting, the proposed amendment would become effective upon filing with the Secretary of State of Connecticut promptly following the Annual Meeting.

The Company instituted a 5 for 3 stock split effective July 3, 2006 in order to make the Company’s common stock a more attractive investment option for individual investors. As a result, the number of outstanding shares as of

March 6, 2007 was 25,130,590, and the total number of shares reserved for issuance in connection with equity incentive plans was in excess of 3.2 million. The Company’s authorized share capital also consists of 9 million shares of preferred stock, none of which is issued or outstanding.

The proposed increase from 30 million to 75 million shares of common stock is designed to give the Company flexibility if it determines in the future that it is in the Company’s interest to institute a further stock split, make additional shares available under one or more of the Company’s equity-based compensation plans, make an offering of shares in either a private placement or a public offering as part of the Company’s financing plans, or issue shares in connection another corporate purpose.

Upon issuance, such shares of common stock will have the same rights as the outstanding shares of common stock. Issuance of additional shares of common stock could dilute the voting rights of existing shareholders and could also dilute earnings per share and book value per share of existing shareholders. Holders of common stock have no preemptive rights, which means that current shareholders do not have a prior right to purchase any new issuance of common stock in order to maintain their proportionate ownership of common stock. The increased authorized shares of common stock would be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable, without further action by the Company’s shareholders unless the rules of the New York Stock Exchange or the Securities and Exchange Commission require otherwise.

The proposed increase in the authorized common stock is not designed to have an anti-takeover effect. However, although the Board of Directors has no present intention of doing so, it could issue shares of common stock (within the limits imposed by applicable law) which could, depending upon the circumstances, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means, including sale or issuance to persons favorable to the Board of Directors or management or otherwise having the effect of diluting the stock ownership of a person or entity, and thereby protect the continuity of present management. The proposed amendment has been prompted by business and financial considerations and the Company is not aware of any threat of takeover or change in control.

The Company currently has no firm plans or commitments involving the issuance of common stock, other than under its equity incentive plans.

Vote Required for Approval

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, the proposal to approve an amendment of the Company’s certificate of incorporation will be approved if the votes cast in favor of this action exceed the votes cast against it. Proxies marked to abstain from voting with respect to this action will not have the legal effect of voting against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL CONCERNING THE AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION.

DATE FOR SUBMISSION OF PROPOSALS BY SECURITY HOLDERS

Shareowners who intend to present proposals for action at the 2008 Annual Meeting of the Shareowners are advised that such proposals must be received at the principal executive offices of UIL Holdings by December 7, 2007 in order to be included in the proxy statement and form of proxy for that meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2008 Annual Meeting, SEC rules permit management to vote proxies in its discretion if UIL Holdings does not receive notice of the proposal prior to the close of business on February 19, 2008 and the proxy statement contains a specific statement regarding discretionary authority to vote. Notices of intention to present proposals at the 2008 Annual Meeting should be addressed to Susan E. Allen Vice President Investors Relations, Corporate Secretary and Treasurer, 157 Church Street, P.O. Box 1564, New Haven, Connecticut, 06506.

UIL Holdings has filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2006 with the Securities and Exchange Commission. UIL Holdings intends to include a copy of its Annual Report on Form 10-K, including the financial statements included in the annual report, along with the Proxy. If you did not receive the Annual Report on Form 10-K, one will be provided to you without charge, if you request it in writing. Please direct your written requests to Susan E. Allen, Vice President Investor Relations, Corporate Secretary and Treasurer, UIL Holdings Corporation, 157 Church Street, P.O. Box 1564, New Haven, Connecticut 06506. Copies of the Annual Report on Form 10-K that are sent to you will not include exhibits unless you specifically request exhibits and agree to pay a fee to defray the copying and postage costs (10 cents per page, plus postage).

By Order of the Board of Directors,

April 5, 2007	SUSAN E. ALLEN
Vice President Investor Relations,
Corporate Secretary and Treasurer

EXHIBIT I

UIL HOLDINGS CORPORATION

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION

1. The name of the corporation is UIL HOLDINGS CORPORATION (the “Company”).

2. The Certificate of Incorporation of the Company is amended only by the following resolution:

RESOLVED: That the Certificate of Incorporation of the Company be and it hereby is amended by amending Subsection 5(a) of said Certificate of Incorporation in its entirety to read as follows:

“(a) Common Stock: Seventy-five million (75,000,000) shares of a class of shares designated “Common Stock,” without par value. The Common Stock shares of the Corporation shall have unlimited voting rights and shall be entitled to receive the net assets of the Corporation upon its dissolution. Each share of the Common Stock of the Corporation shall have preferences, limitations and relative rights that are identical with those of the other shares of the Common Stock of the Corporation.”

3. The Board of Directors of the Company approved the above resolution, and proposed and recommended the above resolution to the shareholders of the Company, on March 26, 2007.

4. The above resolution was adopted on May 9, 2007 by consent of the shareholders of the Company pursuant to C.G.S. §§ 33-797 and 33-709.

WE, THE UNDERSIGNED, being the Chief Executive Officer and the Secretary of UIL Holdings Corporation, respectively, hereby declare, under penalties of false statement, that the statements made in the foregoing certificate are true.

Dated at New Haven, Connecticut, this 9th day of May, 2007.

UIL HOLDINGS CORPORATION

By:	By:
Its:	Its:

By:	By:
Its:	Its:

1

Exhibit II

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DIRECTIONS TO QUINNIPIAC UNIVERSITY

From New London Via I-95:

Take I-95 to New Haven. Then take I-91 North to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed North for 1.4 miles. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

From New York City Via I-95:

Take I-95 to New Haven. Then take I-91 North to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed North for 1.4 miles. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

From New York City Via the Wilbur Cross Parkway (Merritt Parkway):

Take the Parkway (Route 15) to Exit 61. Turn right onto Whitney Avenue (Route 10) and proceed North 3 miles to Mount Carmel Avenue. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

From Hartford Via I-91:

Take I-91 South to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed North for 1.4 miles. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

ANNUAL MEETING OF SHAREOWNERS OF

UIL HOLDINGS CORPORATION

May 9, 2007

COMMON STOCK PROXY

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-776-9437
(1-800-PROXIES) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER

- OR –	ACCOUNT NUMBER
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

YOUR VOTE IS IMPORTANT

In order to save UIL Holdings Corporation the expense of further solicitation to ensure that a quorum is present at the annual meeting, please vote your proxy promptly - regardless of the number of shares you own, and regardless of whether you plan to attend the meeting.

Directions to Quinnipiac University appear at the end of the accompanying Proxy Statement.

¯ Please detach and mail in the envelope provided IF you are not voting via telephone or the Internet. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 and 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1) ELECTION OF BOARD OF DIRECTORS					FOR	AGAINST	ABSTAIN

☐	FOR ALL NOMINEES

NOMINEES:

0  Thelma R. Albright

0  Marc C. Breslawsky

0  Arnold L. Chase

0  John F. Croweak

0  Betsy Henley-Cohn

0  John L. Lahey

0  F. Patrick McFadden, Jr.

0  Daniel J. Miglio

0  William F. Murdy

0  James A. Thomas

0  James P. Torgerson

				(2) RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			UIL HOLDINGS CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007
☐	FOR ALL EXCEPT (See instructions below)				FOR	AGAINST	ABSTAIN
				(3) PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION OF UIL HOLDINGS CORPORATION TO INCREASE THE NUMBER OF SHARES AUTHORIZED.	☐	☐	☐

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.
The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareowners and the Proxy Statement furnished therewith.

and, in their discretion, such other persons as the present Board of Directors shall determine, if one or more of said nominees is unable to serve.

INSTRUCTION: To Withhold Authority To Vote For Any Individual Nominee(s), Mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may be submitted via this method.

☐

Signature of Shareowner	Date:	Signature of Shareowner	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

UIL HOLDINGS CORPORATION

COMMON STOCK PROXY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John L. Lahey, or F. Patrick McFadden, Jr. (in the absence of Mr. Lahey), or Betsy Henley-Cohn (in the absence of Messrs. Lahey and McFadden) as proxy, for and in the name of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of the common stock of UIL Holdings Corporation that the undersigned held on March 6, 2007 and is entitled to vote at the Annual Meeting of the Shareowners to be held on Wednesday, May 9, 2007, and at any adjournments thereof. Any and all proxies heretofore given are hereby revoked.

This proxy card, when properly signed and returned to UIL Holdings Corporation, will be voted in the manner indicated on the reverse side. Unless otherwise directed on the reverse side, the undersigned’s vote will be cast for the election of all nominees listed to the Board of Directors and for items (2) and (3).

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of THE UNITED ILLUMINATING COMPANY 401(k)/ESOP (KSOP) PLAN (the Plan). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 5:00 PM EST on May 4, 2007, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

(Continued and to be signed on the reverse side)